Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

DICK’S SPORTING GOODS, INC.,

RJS SUB LLC

and

FOOT LOCKER, INC.

dated as of

May 15, 2025

TABLE OF CONTENTS

i

ii

Annex A	Surviving Company Certificate of Incorporation
Annex B	Surviving Company Bylaws

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 15, 2025, is by and among DICK’S Sporting Goods, Inc., a Delaware corporation (“Parent”), RJS Sub LLC, a New York limited liability company and a wholly owned direct Subsidiary of Parent (“Merger Sub”), and Foot Locker, Inc., a New York corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that the Parties effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, in connection with the Merger, each share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Converted Shares) shall be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Business Corporation Law of the State of New York (the “NYBCL”) and the New York Limited Liability Company Act (the “NYLLCA”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger, are fair to, and in the best interests of, the Company and its shareholders (the “Company Shareholders”), (ii) determined that it is in the best interests of the Company and the Company Shareholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Shareholders vote to adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) and the board of managers of Merger Sub, and the sole member of Merger Sub, have approved this Agreement and determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Parent and Merger Sub and their respective shareholder(s) or member, as applicable; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various terms of and conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1.      Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (a) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” provision) and (b) do not in any way restrict the Company or its Representatives from complying with its obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a Person (as such term is used in Section 6.4) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person pursuant to which the Company Shareholders immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares) or (c) any sale, lease, exchange, transfer or other disposition to a Person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation or foreign investment Laws that are designed or intended to (a) prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly or restraining trade or lessening competition through merger or acquisition or otherwise, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States or (b) prohibit, restrict or regulate foreign investment.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock purchase, stock option or other equity or equity-based compensation arrangement or plan, incentive compensation, deferred compensation, retirement or supplemental retirement, severance, termination pay, employment, consulting, change-in-control, retention, collective bargaining, profit sharing, pension, retirement, vacation, cafeteria, dependent care, medical care, death and disability benefit, flexible benefits, supplemental unemployment benefit, employee assistance program, education or tuition assistance program, and each insurance and other fringe or employee benefit plan, program or arrangement, in each case, (a) that is sponsored, maintained, entered into, contributed to or required to be contributed to by the Company or any Company Subsidiary or any of their ERISA Affiliates, (b) for the benefit of current or former employees, directors, individual consultants or other individual service providers (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or (c) with respect to which the Company, any Company Subsidiary or any of their ERISA Affiliates has or may have any obligation or liability (whether actual or contingent), other than any plan to which the Company or any Company Subsidiary or any of their ERISA Affiliates contributes (or has an obligation to contribute) pursuant to applicable Law and that is sponsored or maintained by a Governmental Entity.

“Company Bylaws” means the bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Certificate of Incorporation of the Company, as amended and as in effect on the date hereof.

“Company Credit Agreement” means that certain Credit Agreement, dated as of May 19, 2016, by and among Foot Locker, Inc., the guarantors from time to time party thereto, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent (in such capacities, the “Company Credit Agreement Agent”), as amended by Amendment No. 1, dated as of July 14, 2020, Amendment No. 2, dated as of May 19, 2021, Amendment No. 3, dated as of April 21, 2023, and Amendment No. 4, dated as of June 20, 2024, as well as any other bank financing or credit agreements entered into by the Company or any Company Subsidiary, in each case, as the foregoing may be, amended, restated, amended and restated, supplemented, otherwise modified, or replaced, from time to time.

“Company DSU Award” means each deferred stock unit award granted under the Company Equity Plan.

“Company Equity Awards” means the Company Options, Company DSU Awards, Company PSU Awards, Company RSU Awards and Company Inducement Awards.

“Company Equity Plan” means the Company’s 2007 Stock Incentive Plan, as amended and restated as of March 22, 2023.

“Company ESPP” means the Company’s 2023 Employee Stock Purchase Plan, effective June 1, 2023.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Indenture” means that certain Indenture, dated as of October 5, 2021, among Foot Locker, Inc., the guarantors from time to time party thereto, and U.S. Bank National Association, as trustee.

“Company Inducement Award” means each equity award in respect of shares of Company Common Stock granted pursuant to an RSU Inducement Award Agreement, Performance Stock Unit Agreement and Nonstatutory Stock Option Inducement Award Agreement which is subject to the registration statement filed on Form S-8 on August 24, 2022, granted outside of the Company Equity Plan.

“Company IP” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company IT” means all technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines and all other information technology equipment owned, used or held for use by the Company or any Company Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the financial condition, business, assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole or (2) the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date; provided, however, that, solely for purposes of clause (1), no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes after the date hereof in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes after the date hereof in general conditions in any industry or industries in which the Company and the Company Subsidiaries operate, (c) any changes after the date hereof in general political conditions, (d) any changes after the date hereof in GAAP or other applicable national or international accounting standards or any official interpretation of the foregoing, (e) any changes after the date hereof in applicable Law or the official interpretation thereof by Governmental Entities, (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (g) changes in the Company’s credit rating (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (h) any changes after the date hereof in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war (including the current conflict between the Russian Federation and Ukraine and the current conflict in Israel and the surrounding region and, in each case, any escalations, new participants or other changes therein), cyber-attacks, cyber-crimes, sabotage or terrorism (including cyber-terrorism), acts of armed hostility, weather conditions, natural disasters or epidemics, pandemics or other outbreak of illness or public health event (whether human or animal), including any material worsening of such conditions threatened or existing as of the date hereof, (i) the public announcement of this Agreement or the Transactions, including the identity of Parent (provided that this clause (i) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the pendency of or consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (j) any action which action is requested in writing by Parent or any action expressly required by the terms of this Agreement (other than Section 6.1(a)), and (k) any change in the price or trading volume of shares of Company Common Stock in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (h), if such Effect has had a disproportionate adverse impact on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

“Company Notes” means the 4.000% Senior Notes due 2029, issued by Foot Locker, Inc. pursuant to the Company Indenture.

“Company Option” means each option to purchase Company Common Stock granted under the Company Equity Plan or as a Company Inducement Award.

“Company PSU Award” means each performance stock unit award granted under the Company Equity Plan or as a Company Inducement Award.

“Company Registered IP” means all applications, registrations, issuances and filings for Intellectual Property that are registered, filed, recorded with, or issued by a Governmental Entity, intellectual property registrar or Internet domain name registrar, in each case, that are owned or purported to be owned by the Company or any Company Subsidiary, whether wholly or jointly owned.

“Company RSU Award” means each restricted stock unit award granted under any Company Equity Plan or as a Company Inducement Award.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated July 25, 2024, between Parent and the Company, as may be amended.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of applicable foreign Law.

“Customarily Redacted” means, with respect to any fee letter related to the Financing including the Fee Letter (as defined in the Commitment Letter), the fee amounts, pricing terms, pricing caps, “market flex” and other economic terms or commercially sensitive information being redacted in a customary manner.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the protection of public or occupational health and safety of Persons or property or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 0.1168.

“Export Controls” means all applicable export and re-export control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations.

“Financing” means any financing that Parent, Merger Sub and/or other Subsidiaries of Parent elects to obtain for the purpose of financing the Transactions or any transaction undertaken in connection therewith (including any related refinancing of any indebtedness).

“Financing Parties” means the entities that commit to, or actually, provide, arrange, underwrite, place or otherwise enter into any definitive agreement in connection with the Financing, or that purchase securities from or place securities or arrange or provide loans for Parent as part of the Financing, including the parties to any applicable commitment letter, engagement letter, joinder agreements, indentures or credit agreements relating thereto (the “Financing Entities”) and their respective affiliates and their and their respective affiliates’ Representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, board (including zoning), department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation due to its hazardous or deleterious characteristics under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, pesticides, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon, mold, mold spores and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, (i) all obligations of such Person (A) for borrowed money or (B) evidenced by bonds, debentures, notes or similar instruments, (ii) all obligations of such Person under finance leases in accordance with GAAP, (iii) to the extent drawn, reimbursement obligations under letters of credit or similar credit, performance, or surety transactions, (iv) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement or arrangement that would be payable to terminate such arrangements, calculated as of the date of determination, as the amount of any payments that would be required to be paid by such Person to the counterparty in the event of an early unwind or early termination of such instruments on such date, (v) all obligations for the deferred purchase price of property, services, equity, or other assets (including all seller notes, “earn-out” or similar contingent payment obligations), (vi) all obligations of the type referred to in the foregoing clauses (i) through (v) of another Person secured by any Lien on any property or asset of such first Person valued, in the case of any such Indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (1) the stated or determinable amount of the Indebtedness that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (2) the fair market value of such property or assets, and (vii) all guarantees or similar arrangements by such Person, as applicable, of obligations of the type referred to in the foregoing clauses (i) through (vi) in respect of any other Person, it being understood that the amount of any of the foregoing Indebtedness described in clauses (i) through (vii) shall include any and all accrued interest, prepayment, breakage, and make-whole fees, expenses, premiums or penalties, related thereto, and any other fees and expenses required to be paid by such Person upon repayment thereof, in each case, including as a result of or in connection with the Closing; provided that “Indebtedness” shall not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business, in each case, that are not yet due and payable.

“Intellectual Property” means any or all of the following, including all rights (whether statutory, common law or otherwise) throughout the world in or to, or arising out of: (i) patents, inventions, invention disclosures, industrial designs and utility models; (ii) trademarks, service marks, logos, trade dress, trade names, corporate names, and other indicia of source or origin, including the goodwill associated with any of the foregoing (“Trademarks”); (iii) copyrights and all copyrightable works of authorship, including rights in any Software; (iv) Internet domain names, URLs, internet protocol addresses, social media accounts, and rights in websites and all the content provided on the foregoing; (v) trade secrets, industrial secret rights, and confidential or proprietary know-how, data, databases and information, including confidential or proprietary customer lists, supplier lists, processes, protocols, specifications, drawings, schematics, analyses, plans, techniques, technical plans and other forms of technology (whether or not embodied in any tangible form) (together, “Trade Secrets”); (vi) rights in or associated with any of the foregoing, and all other intellectual property rights and proprietary rights, in each case, arising in any jurisdiction of the world; and (vii) any registrations of and pending applications to register any of the foregoing clauses (i) through (vi), together with all renewals, reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof.

“Knowledge” means (i) with respect to Parent or Merger Sub, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.1 of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.1(a) of the Company Disclosure Letter.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance (including zoning), judgment or decree, administrative or judicial doctrine, or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, charge, condition, title defect, claim, option, right of first offer or first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or other third-party right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law, but excluding (i) restrictions on transfer arising under applicable securities laws and (ii) licenses, covenants not to assert and similar rights granted with respect to Intellectual Property that are not granted in connection with a security interest or other lien.

“Merger Consideration” means the Cash Consideration and Stock Consideration described in Section 3.1(a), as applicable.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Parent Common Stock” means common stock, par value $0.01 per share, of Parent.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the financial condition, business, assets, liabilities or operations of Parent and the Parent Subsidiaries, taken as a whole or (2) the ability of Parent to consummate the Transactions, including the Merger, prior to the Outside Date; provided, however, that, solely for purposes of clause (1), no Effects to the extent resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes after the date hereof in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes after the date hereof in general conditions in any industry or industries in which Parent and Parent Subsidiaries operate, (c) any changes after the date hereof in general political conditions, (d) any changes after the date hereof in GAAP or other applicable national or international accounting standards or any official interpretation of the foregoing, (e) any changes after the date hereof in applicable Law or the official interpretation thereof by Governmental Entities, (f) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (g) changes in Parent’s credit rating (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (h) any changes after the date hereof in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war (including the current conflict between the Russian Federation and Ukraine and the current conflict in Israel and the surrounding region and, in each case, any escalations, new participants or other changes therein), cyber-attacks, cyber-crimes, sabotage or terrorism (including cyber-terrorism), acts of armed hostility, weather conditions, natural disasters or epidemics, pandemics or other outbreak of illness or public health event (whether human or animal), including any material worsening of such conditions threatened or existing as of the date hereof, (i) the public announcement of this Agreement or the Transactions, including the identity of the Company (provided that this clause (i) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the pendency of or consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (j) any action expressly required by the terms of this Agreement, and (k) any change in the price or trading volume of shares of Parent Common Stock in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (h), if such Effect has had a disproportionate adverse impact on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries in which Parent and the Parent Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as revised from time to time.

“Per Share Cash Consideration” means $24.00.

“Permitted Liens” means any (i) Lien for Taxes or governmental assessments, charges or claims of payment (x) not yet delinquent or (y) that are being contested in good faith by appropriate proceedings and, in the case of clause (y), for which adequate reserves have been established by the Company in accordance with GAAP, (ii) Lien which is a vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (iii) Lien that is specifically disclosed on Section 1.1(b) of the Company Disclosure Letter (and identified thereon as being secured by such Liens) so long as the terms of such Indebtedness, as in effect on the date of this Agreement, require the incurrence of such Liens to secure such Indebtedness, (iv) Lien which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, (v) any Lien solely related to the fee interest (and which would not impact the leasehold interest) of a Company Lease, (vi) Lien arising from a UCC financing statement that was filed solely as a precautionary measure in connection with leases or consignment of goods, or (vii) with respect to real property, any title defects or irregularities, zoning and land use covenants and conditions, easements, rights-of-way, restrictions, and non-monetary encumbrances, in each case, that would not, individually or in the aggregate, reasonably be expected to materially impair the operation of the Company’s business at such real property, as presently conducted, or materially detract from the value of the real property.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, or that relates to an identified person, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or is linked to any such data element that can reasonably be associated with an individual natural person), together with any other information protected as “personal data,” “personally identifiable information,” “PII,” “individually identifiable health information,” “protected health information,” “PHI,” “personal information,” “PI” or similar term of any applicable Law.

“Privacy Requirements” means all applicable Laws, contractual obligations, and Privacy Statements to which the Company or any Company Subsidiary is bound or subject, in each case, relating to privacy, data protection, data security, cybersecurity or the Processing of Protected Information, or to sales and marketing with the use of Protected Information, including PCI DSS.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ publicly posted or otherwise binding privacy policies or statements (including if posted on the Company’s or the Company Subsidiaries’ products and services, or if made as a representation or statement in connection with the collection of Personal Data) regarding any Processing of Protected Information.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Process” means any operation or set of operations that is performed upon by or on behalf of the Company or any Company Subsidiary with respect to information, whether or not by automatic means, including access, collection, recording, storage, organization, adaptation, alteration, retrieval, use, transmission, dissemination, making available or other processing.

“Protected Information” means any (a) Personal Data, (b) information that is governed, regulated or protected by one or more Privacy Statements or applicable Laws concerning privacy, cybersecurity or data security, (c) information that is covered by the PCI DSS, (d) confidential information of the Company or any Company Subsidiary that it receives, creates, transmits or maintains in electronic form, and (e) sensitive information covered by any confidentiality requirements or use restrictions under any Contract.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by OFAC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, together with all associated documentation.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company Shareholders from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.4)).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law, including Section 912 of the NYBCL.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, customs, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including any income, franchise, excess, windfall or other profits, inventory, gross receipts, capital gains, net proceeds, property, sales, use, business, net worth, goods and services, value-added, capital stock, wealth, welfare, license, fuel, natural resources, production, payroll, employment, social security, workers’ compensation, unemployment, excise, occupancy, severance, gift, estate, recording, non-resident or other withholding, ad valorem, turnover, lease, user, stamp, transfer, occupation, premium, environmental, disability, registration, alternative or add-on minimum, base erosion minimum, or estimated tax, and any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

Section 1.2.        Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement:

401(k) Termination Date	Section 7.7(e)
Adjusted RSU Award	Section 3.4(c)
Agreement	Preamble
Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.2(c)(ii)
Cancelled Shares	Section 3.1(b)
Capital Expenditure Budget	Section 6.1(b)(xiii)
Capitalization Date	Section 4.2(a)
Cash Consideration	Section 3.1(a)(i)
Cash Election	Section 3.1(a)(i)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(c)(i)
Change of Recommendation	Section 6.4(a)
Closing	Section 2.2
Closing Date	Section 2.2
Commitment Letter	Section 5.12(a)
Company	Preamble
Company 401(k) Plans	Section 7.7(e)
Company Acquisition Agreement	Section 6.4(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Lease	Section 4.16(b)
Company Notes Offers and Consent Solicitations	Section 7.16(b)(i)
Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company SEC Documents	Section 4.5(a)
Company Shareholder Approval	Section 4.3(a)
Company Shareholders	Recitals
Company Shareholders’ Meeting	Section 7.12(b)
Company Supplemental Indenture	Section 7.16(b)(i)
Consent	Section 4.4(a)
Consent Solicitations	Section 7.16(b)(i)
Continuation Period	Section 7.7(a)
Continuing Employee	Section 7.7(a)
Continuing U.S. Employee	Section 7.7(a)
Converted Shares	Section 3.1(b)

Credit Facility Termination	Section 7.16(a)
Current ESPP Offering Period	Section 3.4(e)
Debt Offer Documents	Section 7.16(b)(i)
DOJ	Section 7.2(d)
Effective Time	Section 2.3
Election	Section 3.2(a)(i)
Election Deadline	Section 3.2(a)(iv)
Election Period	Section 3.2(a)(iii)
Employee Communications	Section 7.7(f)
Enforceability Limitations	Section 4.3(b)
Evercore	Section 4.23
Exchange Agent	Section 3.2(b)
Exchange Fund	Section 3.2(b)
Financing Documents	Section 7.15(a)(iii)
Financing Letters	Section 5.12(a)
Form of Election	Section 3.2(a)(ii)
Form S-4	Section 4.22
Fractional Share Cash Amount	Section 3.1(e)
FTC	Section 7.2(d)
GAAP	Section 4.5(b)
Holder	Section 3.2(a)
Indemnified Parties	Section 7.4(a)
Injunction	Section 9.1(f)
Integration Committee	Section 7.1(c)
Intervening Event	Section 6.4(d)
In-the-Money Option	Section 3.4(a)
Leased Real Property	Section 4.16(b)
Letter of Transmittal	Section 3.2(c)(i)
Material Company Lease	Section 4.16(b)
Material Contracts	Section 4.17(a)
Material Supplier	Section 4.19
Merger	Recitals
Merger Sub	Preamble
New Plans	Section 7.7(c)
Non-Election Shares	Section 3.1(a)(iii)
Non-U.S. Plan	Section 4.10(h)
NYBCL	Recitals
NYLLCA	Recitals
Offers to Purchase	Section 7.16(b)(i)
Old Plans	Section 7.7(c)
Outside Date	Section 9.1(d)
Owned Real Property	Section 4.16(a)
Parent	Preamble
Parent Board of Directors	Recitals
Parent Class B Common Stock	Section 5.2(a)
Parent Disclosure Letter	Article V
Parent Governing Documents	Section 5.1

Parent Preferred Stock	Section 5.2(a)
Parent SEC Documents	Section 5.5(a)
Parties	Preamble
Party	Preamble
Payoff Letter	Section 7.16(a)
PBGC	Section 4.10(c)
Person	Section 6.4(a)(viii)
Proxy Statement	Section 4.22
Relevant Matters	Section 10.9(a)
Required Amount	Section 5.12(b)
Required Financial Statements	Section 7.15(a)(i)
Reverse Termination Fee	Section 9.2(c)
Sanctioned Country	Section 4.9(g)
Sanctioned Person	Section 4.9(g)
Sarbanes-Oxley Act	Section 4.5(a)
Stock Consideration	Section 3.1(a)(ii)
Stock Election	Section 3.1(a)(ii)
Surviving Company	Section 2.1
Surviving Company Bylaws	Section 2.4
Surviving Company Certificate of Incorporation	Section 2.4
Surviving Company Stock	Section 3.1(b)
Termination Fee	Section 9.2(b)(i)
Transactions	Recitals
WARN Act	Section 4.11(b)
Willful Breach	Section 9.2(a)

Article II

THE MERGER

Section 2.1.         The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the NYBCL and the NYLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be a direct wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the NYBCL and the NYLLCA.

Section 2.2.         The Closing. The closing of the Merger (the “Closing”) shall take place remotely at 8:00 a.m., New York City time, on the third (3rd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing takes place is referred to as the “Closing Date.”

Section 2.3.            Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of New York as provided under the NYBCL and the NYLLCA and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the NYBCL and the NYLLCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of New York or on such other date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4.            Governing Documents. At and as of the Effective Time, subject to Section 7.4, the certificate of incorporation of the Surviving Company will be amended to read substantially as set forth on Annex A hereto (the “Surviving Company Certificate of Incorporation”) and the bylaws of the Surviving Company will be amended to read substantially as set forth on Annex B hereto (the “Surviving Company Bylaws”) until thereafter changed or amended as provided therein or by applicable Law (and subject to the provisions of Section 7.4); provided that the name of the Surviving Company shall be “Foot Locker, Inc.”

Section 2.5.            Officers and Directors of the Surviving Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company. The managers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Company.

Article III

TREATMENT OF SECURITIES

Section 3.1.            Treatment of Capital Stock.

(a)            Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities or membership interest of the Company or of Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or any Converted Shares) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest:

(i)            for each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not properly changed, revoked or deemed revoked pursuant to Section 3.2(a), an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”);

(ii)            for each share of Company Common Stock with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been properly made and not properly changed, revoked or deemed revoked pursuant to Section 3.2(a), a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”); and

(iii)            for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been validly made and not properly changed, revoked or deemed revoked pursuant to Section 3.2(a) (collectively, the “Non-Election Shares”), the right to receive the Cash Consideration.

From and after the Effective Time, all such shares of Company Common Stock (other than any Cancelled Shares or any Converted Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration therefor (including the right to receive, pursuant to Section 3.1(e), the Fractional Share Cash Amount) upon the surrender of such shares of Company Common Stock in accordance with Section 3.2.

(b)            Certain Company Common Stock. At the Effective Time, each share of Company Common Stock that is, immediately prior to the Effective Time, owned or held in treasury by the Company or is owned by Parent or Merger Sub (collectively, the “Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in connection with the Merger with respect to such Cancelled Shares. At the Effective Time, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of the Company (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Company (“Surviving Company Stock”) such that the ownership percentage of any such Subsidiary in the Surviving Company shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c)            Merger Sub Membership Interests. At the Effective Time, each outstanding membership interest of Merger Sub shall be automatically converted into and become one (1) fully paid and nonassessable share of Surviving Company Stock.

(d)            Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then any number or amount contained in this Agreement which is based upon the price of Parent Common Stock or Company Common Stock or the number or fraction of shares of Parent Common Stock or Company Common Stock, as the case may be, shall be appropriately adjusted, without duplication, to proportionately reflect any such change. Nothing in this Section 3.1(d) shall be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e)            No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger and no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Company Common Stock pursuant to Section 3.1(a), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. In lieu of fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender of such Certificates and Book-Entry Shares, cash (without interest) in an amount determined by multiplying (i) the last reported sale price of Parent Common Stock on the New York Stock Exchange (as reported in the Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the last complete trading day prior to the date of the Effective Time by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration.

Section 3.2.            Exchange of Shares.

(a)            Election Procedures. Each holder of record of shares of Company Common Stock to be converted into the right to receive the Merger Consideration in accordance with, and subject to, Section 3.1 and this Section 3.2 (a “Holder”) shall have the right, subject to the limitations set forth in this Article III, to submit an election in accordance with the following procedures:

(i)            Each Holder may specify in a request made in accordance with the provisions of this Section 3.2(a) (herein called an “Election”) (A) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (B) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(ii)          Parent shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(iii)          Parent and the Company (A) shall initially make available and mail the Form of Election not less than twenty (20) Business Days prior to the anticipated Election Deadline to Holders of record as of the fifth (5th) Business Day prior to such mailing date, and (B) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period.”

(iv)         Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and executed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the Parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that is five (5) Business Days prior to Parent’s good faith estimate of the Closing Date or such other date as may be mutually agreed to by the Parties. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline at least three (3) Business Days prior to the Election Deadline.

(v)          Any Holder may, at any time during the Election Period, change his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and executed revised Form of Election. If any Election is not properly made with respect to any shares of Company Common Stock (none of Parent, the Company or the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(vi)         Any Holder may, at any time during the Election Period, revoke his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his, her or its Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Parties that this Agreement has been terminated in accordance with the terms hereof.

(vii)        Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (B) the method of issuance of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Merger and (C) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

(b)            Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company Shareholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. Prior to or at the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration and the Fractional Share Cash Amount and shall deposit, or cause to be deposited, with the Exchange Agent evidence of Parent Common Stock in book-entry form representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Stock Consideration payable in the Merger to holders of Company Common Stock (such cash and book-entry shares, together with any dividends or distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Common Stock. In the event that the cash portion of the Exchange Fund shall be insufficient (other than as a result of payment of the Cash Consideration in accordance with this Agreement) to pay the aggregate amount of the Cash Consideration and the Fractional Share Cash Amounts (including as a result of any investment of the Exchange Fund), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Cash Consideration and Fractional Share Cash Amounts out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash included in the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent.

(c)            Exchange Procedures.

(i)            Company Common Stock Certificates. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration and who has not previously delivered such materials to the Exchange Agent in connection with a duly completed Form of Election: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof or the posting of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such lost Certificates) to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time (the “Letter of Transmittal”) and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof or the posting of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such lost Certificates) in exchange for payment of the Merger Consideration and the Fractional Share Cash Amount into which such shares of Company Common Stock have been converted pursuant to Section 3.1 and any dividends or other distributions to which such Certificates become entitled in accordance with Section 3.2(d). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof or the posting of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such lost Certificates) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, and subject to the occurrence of the Effective Time, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof or the posting of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such lost Certificates) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof or the posting of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such lost Certificates) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii)           Book-Entry Shares. Any holder of non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, subject to compliance with customary procedures of the Exchange Agent with respect thereto, each registered holder of one (1) or more Book-Entry Shares shall upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Book-Entry Share, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(d), and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(iii)          No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.2(g)) or in respect of any Book-Entry Share.

(d)           Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 3.1(a) until such holder shall surrender such share in accordance with this Section 3.2. After the surrender in accordance with this Section 3.2 of a share of Company Common Stock to be converted into Parent Common Stock pursuant to Section 3.1(a), Parent shall cause the holder thereof to be paid, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(e)            No Further Ownership Rights. The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Section 3.2(e) in respect of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as shareholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such shares of Company Common Stock in accordance with Section 3.2(c) (together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(d)), without interest and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III.

(f)            Termination of Exchange Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.2(g)) or Book-Entry Shares and compliance with the procedures in Section 3.2(c), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)            Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the Merger Consideration payable in respect thereof pursuant to Section 3.1.

Section 3.3.            No Appraisal Rights. Holders of shares of Company Common Stock are not entitled to appraisal rights with respect to the Merger under Section 910 of the NYBCL.

Section 3.4.            Treatment of Company Equity Awards.

(a)            At the Effective Time, each Company Option that is outstanding and unexercised, whether or not vested, as of immediately prior to the Effective Time and that has a per share exercise price that is less than the Per Share Cash Consideration (each, an “In-the-Money Option”) shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into the right to receive, without interest, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (i) the number of shares of Company Common Stock subject to the Company Option as of immediately prior to the Effective Time multiplied by (ii) the excess (if any) of the Per Share Cash Consideration over the per share exercise price applicable to the Company Option. At the Effective Time, each Company Option other than an In-the-Money Option that is outstanding and unexercised, whether or not vested, as of immediately prior to the Effective Time shall be cancelled for no consideration.

(b)            At the Effective Time, each Company DSU Award that is outstanding as of immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into the right to receive, at the time or times elected by such holder (subject to Section 3.4(f)), in full satisfaction of the rights of such holder with respect thereto, the Per Share Cash Consideration in respect of each share of Company Common Stock subject to such Company DSU Award as of immediately prior to the Effective Time.

(c)            At the Effective Time, each Company RSU Award that is not held by a non-employee director of the Company and each Company PSU Award that is outstanding as of immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted into a restricted stock unit award in respect of a number of shares of Parent Common Stock (each, an “Adjusted RSU Award”) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company RSU Award or Company PSU Award, as applicable, as of immediately prior to the Effective Time by (ii) the Exchange Ratio, with any fractional shares rounded to the nearest whole share. For purposes of the immediately preceding sentence, the number of shares of Company Common Stock subject to a Company PSU Award as of immediately prior to the Effective Time shall be determined in accordance with the applicable award agreement (or if not addressed in the applicable award agreement, the Company Equity Plan). Each Adjusted RSU Award shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU Award or Company PSU Award, as applicable, under the Company Equity Plan and the applicable award agreement, including vesting terms, except that any Adjusted RSU Award corresponding to a Company PSU Award shall no longer be subject to any performance-based vesting conditions.

(d)            At the Effective Time, each Company RSU Award that is held by a non-employee director of the Company and is outstanding, whether or not vested, as of immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into the right to receive, without interest, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (i) the number of shares of Company Common Stock subject to the Company RSU Award as of immediately prior to the Effective Time multiplied by (ii) the Per Share Cash Consideration.

(e)            As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary or appropriate to provide that: (i) with respect to the offering period in effect or for which enrollment has commenced as of the date hereof (the “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage or dollar amount of his or her payroll deduction election from that in effect on the date hereof for the Current ESPP Offering Period; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Period terminates prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if the Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date that is no later than five (5) Business Days before the Closing Date (with any outstanding purchase rights fully exercised as of such accelerated date).

(f)            Prior to the Effective Time, the Company shall pass resolutions and take all other actions as are necessary or appropriate for the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 3.4. Notwithstanding anything herein to the contrary, any amounts payable in connection with the Closing in respect of any Company Equity Award pursuant to this Section 3.4: (i) (A) with respect to non-employee directors of the Company, shall be made through the Surviving Company’s accounts payable as soon as reasonably practicable, and in any event within ten (10) Business Days, following the Effective Time and (B) with respect to employees of the Company and its Subsidiaries in respect of In-the-Money Options, shall be made through the Surviving Company’s payroll system (less any required withholding taxes) payable as soon as reasonably practicable, and in any event within ten (10) Business Days, following the Effective Time, and (ii) that constitute nonqualified deferred compensation subject to Section 409A of the Code shall, notwithstanding the foregoing clause (i), be paid at the earliest time following the Effective Time permitted by the applicable award terms that will not trigger any additional Tax or penalty under Section 409A of the Code.

(g)            Parent shall file or have on file with the SEC, as soon as practicable following the Effective Time, one or more appropriate registration statements (on Form S-8 or any successor or other appropriate forms) relating to the shares of Parent Common Stock issuable with respect to the Adjusted RSU Awards. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as the Adjusted RSU Awards remain outstanding.

Section 3.5.            Withholding. Each of the Company, Parent, Merger Sub, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement (including the Stock Consideration) any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld, and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article IV

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as disclosed in (x) any Company SEC Documents filed or furnished by the Company with the SEC on or after January 30, 2022 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 4.1.            Qualification, Organization, Subsidiaries, etc.

(a)            The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of New York and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents.

(b)            Each Company Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, existing, or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), each as currently in effect.

(c)            All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Section 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (1) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, (2) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person, and (3) the names and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary.

Section 4.2.            Capitalization.

(a)            The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 7,000,000 shares of preferred stock, $1.00 par value per share (“Company Preferred Stock”). As of May 12, 2025 (the “Capitalization Date”), (i) (A) 95,560,582 shares of Company Common Stock were issued and outstanding, (B) 312,977 shares of Company Common Stock were held in the Company’s treasury, (C) Company Options covering 1,731,169 shares of Company Common Stock were outstanding, with a weighted average exercise price per share of $48.12, (D) Company RSU Awards covering 2,635,903 shares of Company Common Stock were outstanding, (E) Company PSU Awards covering 1,443,467 shares of Company Common Stock (assuming target performance) or 2,749,910 shares of Company Common Stock (assuming maximum performance) were outstanding, and (F) Company DSU Awards covering 177,680.6220 shares of Company Common Stock were outstanding; (ii) 2,818,623 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plan; (iii) 2,668,478 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP; and (iv) no shares of Company Preferred Stock were issued or outstanding. No shares of capital stock of the Company are held by any of the Company Subsidiaries. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, if issued in accordance with the respective terms thereof (to the extent permitted by this Agreement), duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)            Except as set forth in Section 4.2(a) and other than the shares of Company Common Stock that have become outstanding after the Capitalization Date and prior to the date hereof that were reserved for issuance as set forth in Section 4.2(a)(ii) and issued in accordance with the terms of the Company Equity Plan and the applicable Company Equity Award, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, except, in each case, to another Company Subsidiary. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(c)            Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar Indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Shareholders on any matter.

(d)            There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Shareholder) is a party with respect to the voting of the capital stock or other equity interests of the Company. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person.

(e)            Section 4.2(e) of the Company Disclosure Letter sets forth a schedule of all outstanding Company Equity Awards as of the Capitalization Date, including for each award, as applicable, the holder, type of award (including, in the case of options, whether or not an “incentive stock option” within the meaning of Section 422 of the Code), the number of shares of Company Common Stock subject to the award, portion vested, settlement date (including pursuant to any deferral election), per share exercise price and expiration date.

Section 4.3.            Corporate Authority.

(a)            The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for (x) the receipt of the affirmative vote of the holders of two-thirds (2/3rds) of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement at the Company Shareholders’ Meeting (the “Company Shareholder Approval”) and (y) the filing of the Certificate of Merger with the Secretary of State of the State of New York. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company Shareholders, (ii) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to make the Company Board Recommendation. None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.4).

(b)            This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 4.4.            Governmental Consents; No Violation.

(a)            Other than in connection with or in compliance with (i) the NYBCL and the NYLLCA, (ii) the filing of the Form S-4 and the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and other requisite clearances or approvals under applicable requirements of other Antitrust Laws and (vi) any applicable requirements of the New York Stock Exchange, no authorization, permit, notification to, consent or approval (each, a “Consent”) of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit or right under any Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws or Privacy Requirements applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.            SEC Reports and Financial Statements.

(a)            Since January 30, 2022, the Company has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the New York Stock Exchange, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 30, 2022, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b)            The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) in all material respects applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c)            The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received since January 30, 2022 written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)            Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 4.6.            Internal Controls and Procedures. The Company has established and maintains, and at all times since January 30, 2022 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 30, 2022, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 30, 2022, neither the Company nor any Company Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 4.7.            No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of February 1, 2025 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since February 1, 2025 (other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8.            Absence of Certain Changes or Events.

(a)            From February 1, 2025 through the date hereof, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            From February 1, 2025 through the date hereof, (i) except for events giving rise to and the discussion and negotiation of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 6.1(b), other than Section 6.1(b)(v), Section 6.1(b)(vi), Section 6.1(b)(xii), Section 6.1(b)(xiii), Section 6.1(b)(xxiii), and Section 6.1(b)(xxvi), and in the case of Section 6.1(b)(xxix), solely to the extent not relating to Section 6.1(b)(v), Section 6.1(b)(vi), Section 6.1(b)(xii), Section 6.1(b)(xiii), Section 6.1(b)(xxiii) or Section 6.1(b)(xxvi).

Section 4.9.            Compliance with Law; Permits.

(a)            The Company and each Company Subsidiary are and have been since January 30, 2022 in compliance with and not in default under or in violation of any Laws (including Environmental Laws, employee benefits and labor Laws) applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The Company and the Company Subsidiaries are and have been since January 30, 2022 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)            Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since February 2, 2019, neither the Company nor any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d)            Since February 2, 2019, neither the Company nor any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary or mandatory disclosures to any Governmental Entity involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws, except, with respect to any such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, enforcement actions or voluntary disclosures arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has established and maintains a compliance program and reasonable internal controls and procedures intended to comply with the requirements of applicable Anti-Corruption Laws.

(e)            Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 30, 2022, the Company and the Company Subsidiaries have at all times conducted their businesses in all respects in accordance with applicable Sanctions and all applicable Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business. Since January 30, 2022, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls and to comply with applicable Sanctions.

(f)            Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 30, 2022, neither the Company nor any Company Subsidiary has sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Laws of the United States or any other country, without obtaining prior authorization from the competent Governmental Entities as required by those Laws.

(g)            Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary: (x) is a Person that is (i) listed on any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (ii) located, organized, or resident in a country or territory that is itself the subject or target of any Sanctions (including, at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each, a “Sanctioned Country”), (iii) designated on the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission or the Consolidated List of Financial Sanctions Targets maintained by the Office of Financial Sanctions Implementation within the UK’s HM Treasury, or any other equivalent lists maintained by the competent sanctions authority of any state, or (iv) owned or controlled by any such Person or Persons described in the foregoing clauses (i), (ii) or (iii) (each, a “Sanctioned Person”) or (y) has, since January 30, 2022, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Sanctioned Person or Sanctioned Country in violation of applicable Sanctions, or has otherwise been in violation of any such Sanctions. Neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity, except, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has, since January 30, 2022, received any written notice of material deficiencies in connection with any Export Controls or Sanctions matter from OFAC or any other Governmental Entity in its compliance efforts nor, since April 24, 2019, made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)            The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the New York Stock Exchange.

Section 4.10.            Employee Benefit Plans.

(a)            Section 4.10(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent prior to the date hereof correct and complete copies of, in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans (or, in the case of unwritten material Company Benefit Plans, written descriptions thereof) and any related trust agreement or other funding document, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity within the past three (3) years and (v) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the Internal Revenue Service or the United States Department of Labor.

(b)            Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder; (ii) all contributions, premiums or other amounts due or payable with respect to each Company Benefit Plan (or insurance policies related thereto) have been timely paid in full or accrued in accordance with GAAP or applicable international accounting standards; and (iii) there are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of, against or involving any of the Company Benefit Plans or any trusts related thereto.

(c)            Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any material Controlled Group Liability that has not been satisfied in full. With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i)  the minimum funding standards under Section 302 of ERISA and Section 412 of the Code have been satisfied and no waiver of any minimum funding standard or extension of any amortization period has been requested or granted; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30) day notice requirement has not been waived has occurred; (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full and no such liability is reasonably expected to be incurred; and (v) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan and, to the Company’s Knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan.

(d)            Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under “common control” (within the meaning of Section 4063 of ERISA), or (iii) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)            No Company Benefit Plan provides post-termination or retiree health or life insurance benefits (whether or not insured), with respect to current or former employees, directors or other individual service providers of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(f)            Each Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and to the Company’s Knowledge there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies and has complied, both in form and operation, in all material respects, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder.

(g)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment or benefit (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director, employee or other individual service provider of the Company or any Company Subsidiary, (ii) increase the amount or value of any compensation or benefits otherwise payable to any current or former director, employee or other individual service provider of the Company or any Company Subsidiary, (iii) result in any acceleration of the time of payment, delivery, funding (and no rabbi trust has been funded on or prior to the date hereof in connection with the Transactions), vesting or exercisability of any such compensation or benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan, (v) cause the Company or any Company Subsidiary to transfer or set aside any assets to fund any compensation or benefits under any Company Benefit Plan, or (vi) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)            No Company Benefit Plan that is maintained primarily for the benefit of employees or other individual service providers of the Company and the Company Subsidiaries located outside the United States (a “Non-U.S. Plan”) is a defined benefit pension plan. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Non-U.S. Plan (i) has been maintained and operated in accordance with all applicable Laws and requirements, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment, and (iii) that is intended to be funded and/or book-reserved is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)            Neither the Company nor any Company Subsidiary is a party to or has any obligation to compensate or reimburse any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes or penalties payable pursuant to Section 409A of the Code.

Section 4.11.            Labor Matters.

(a)            Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council, labor organization, collective bargaining unit, employee committee or other authorized employee representative body. Except as has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a labor dispute, strike, grievance, lockout or work stoppage, in each case whether pending or threatened and (ii) to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a labor union, works council, labor organization, collective bargaining unit, employee committee or other authorized employee representative body presently being made or threatened involving employees or other individual service providers of the Company or any Company Subsidiary. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has any obligation prior to execution of this Agreement to notify, inform, consult, or seek the consent of, any labor union, works council, labor organization, collective bargaining unit, employee committee or other authorized employee representative body in connection with any of the transactions contemplated by this Agreement.

(b)            Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary are and have been since January 30, 2022 in compliance with all applicable Laws respecting labor, employment and employment practices, including immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, family and medical leave, plant closings, mass layoffs, worker classification (including as employees and independent contractors), exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign Law.

(c)            Since January 30, 2022, to the Knowledge of the Company, no material allegations of sexual or other discrimination, harassment or sexual misconduct have been made against any current or former director or employee at the level of Director or above or otherwise in a managerial position of the Company or any Company Subsidiary. Since January 30, 2022, neither the Company nor any Company Subsidiary has entered into any settlement agreement related to allegations of the foregoing conduct by individuals described in the immediately preceding sentence.

Section 4.12.            Tax Matters.

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns that are required to be filed by them, and all such Tax Returns are true, correct and complete.

(b)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by them.

(c)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) have timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity), and (ii) have otherwise complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d)            There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any Taxes or Tax matters (including Tax Returns) of the Company or any Company Subsidiary or (ii) deficiency for Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary (and that has not been fully satisfied by payment), except, in each case, solely with respect to any such claim, litigation, audit, examination, investigation, other proceeding or deficiency arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)            As of the date hereof, neither the Company nor any Company Subsidiary (i) has waived or extended any statute of limitations with respect to the collection or assessment of material Taxes, which waiver has not since expired, or (ii) is the beneficiary of any material Tax exemption, Tax holiday or other Tax reduction contract or order.

(f)            Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(g)            Neither the Company nor any Company Subsidiary (i) is or was a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was the Company or any Company Subsidiary), (ii) is a party to or bound by, or has any obligation under, any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements entered into in the ordinary course of business not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries), or (iii) has any material liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law.

(h)            There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens.

(i)            No material claim in respect of Taxes has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction.

(j)            Reserved.

(k)            Neither the Company nor any Company Subsidiary is a party to any “closing agreement” (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(l)            Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

Section 4.13.          Litigation; Orders. There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.14.          Intellectual Property.

(a)            Section 4.14(a) of the Company Disclosure Letter lists for each item of Company Registered IP: (i) the application or registration number, title, owner(s), and the jurisdiction of filing, registration or issuance; and (ii) the status (i.e., whether registered or applied-for) of such item.

(b)            The Company and the Company Subsidiaries take commercially reasonable steps to monitor and police the use of its and their material Trademarks, and to enforce against the unauthorized use of such material Trademarks. Each material item of Company Registered IP is subsisting and, to the Company’s Knowledge, valid and enforceable, and is not subject to any order, writ, injunction, award, judgment, ruling, stipulation or decree of any Governmental Entity that impairs or limits, in any material respect, the validity, scope or enforceability of, or the Company’s or any Company Subsidiary’s ownership or right to use or exploit, any such Company Registered IP as used in the business of the Company and the Company Subsidiaries as presently conducted.

(c)            All Company IP (including all assets identified on Section 4.14(a) of the Company Disclosure Letter) is owned (and, other than Intellectual Property that is immaterial to the businesses of the Company and the Company Subsidiaries, taken as a whole, all Company IP is exclusively owned) by the Company or one of the Company Subsidiaries, free and clear of all Liens other than Permitted Liens. No Proceeding (other than office actions in connection with the application for Company Registered IP) is pending or, to the Knowledge of the Company, threatened in writing that challenges the legality, validity, scope (other than pursuant to ordinary course Proceedings taking place during the application or prosecution phase), enforceability, registration, use or ownership of any material Company Registered IP or other material Company IP.

(d)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and each applicable Company Subsidiary has the right, to use or practice, as applicable, all Intellectual Property as used or as practiced in, or as otherwise necessary for the conduct of, their respective businesses as presently conducted.

(e)            No Proceedings are pending, and, to the Company’s Knowledge, no Proceeding is threatened in writing, alleging that the Company or any Company Subsidiary has infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person, or has engaged in unfair trade practices or participated in unfair competition.

(f)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the conduct of the businesses of the Company or any Company Subsidiary has not, since January 30, 2022, infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any Person or constituted unfair competition or unfair trade practices, and (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting, or otherwise violating any Company IP.

(g)            All current and former employees, officers, agents, consultants, independent contractors and other service providers of the Company or any Company Subsidiary who have contributed to, developed or conceived any material Intellectual Property within the scope of their employment or, with respect to consultants and independent contractors, material Company IP within the scope of their engagement with the Company or any Company Subsidiary, or who have had access to any material Trade Secrets of the Company or any Company Subsidiary, have executed valid written agreements (or such Person is subject to equivalent obligations enforceable by the Company or the Company Subsidiaries by operation of Law) (i) assigning to the Company or a Company Subsidiary all of their right, title and interest in and to such Intellectual Property (or all such rights have otherwise vested with the Company or a Company Subsidiary automatically by operation of Law), and (ii) requiring such Person to maintain as confidential all such Trade Secrets of the Company and the Company Subsidiaries. To the Company’s Knowledge, no such Person retains or claims to retain, any right, title or interest in or to any such Intellectual Property or any other Company IP that is material to the businesses of the Company or any Company Subsidiary, taken as a whole.

(h)            The Company and each Company Subsidiary have, since January 30, 2022, taken commercially reasonable actions to maintain (and continue to maintain), as confidential, and to otherwise protect, all Trade Secrets material to the Company and the Company Subsidiaries. To the Company’s Knowledge, since January 30, 2022, there has been no unauthorized disclosure or use of, or access to, any Trade Secrets material to the Company or the Company Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(i)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole neither the Company nor any Company Subsidiary has distributed any Software or database under an Open Source License in a manner that requires (including as a condition of such Open Source License) any material proprietary Software owned by the Company or any Company Subsidiary to be (i) disclosed or distributed in source code form, (ii) licensed for purposes of preparing derivative works or (iii) licensed or redistributed at no charge. The Company and the Company Subsidiaries are and, since January 30, 2022, have been in compliance with all Open Source Licenses to which they are subject, except where a failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.15.            Company IT; Privacy and Data Protection.

(a)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company IT operate and perform as required by the Company and the Company Subsidiaries to operate their respective businesses as presently conducted, and (ii) the Company and the Company Subsidiaries have valid and sufficient rights to use the Company IT (including sufficient numbers of seats with respect to third-party Software used by the Company and Company Subsidiaries) as currently used in their respective businesses.

(b)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the Knowledge of the Company, since January 30, 2022, the Company’s and each Company Subsidiary’s Processing of Protected Information and any such Processing by authorized third parties on the Company’s or a Company Subsidiary’s behalf, have complied with all applicable Privacy Requirements. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary have all rights, authority, consents and authorizations necessary to receive, access, use and disclose the Protected Information in their possession or under their control, or that they otherwise Process or have Processed on their behalf, in connection with the operation of their businesses as presently conducted.

(c)            Since January 30, 2022, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the Knowledge of the Company, (i) there has been no (A) data security breach, unauthorized access to, or malicious disruption of any Company IT, or (B) other incidents involving the unauthorized access, acquisition, use or disclosure of any Protected Information of, or Processed or controlled by or on behalf of, the Company or the Company Subsidiaries, including any such unauthorized access, acquisition, use or disclosure of Protected Information that would constitute a breach for which notification by the Company or any Company Subsidiary to individuals or Governmental Entities is required under any applicable Privacy Requirements, and (ii) no Company IT contains or makes available any disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities or other similar Software routines.

(d)            To the Company’s Knowledge, since January 30, 2022, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, none of the Company’s or any Company Subsidiary’s vendors, suppliers or subcontractors who Process Protected Information on behalf of the Company or the Company Subsidiaries have (i) suffered any security breach that resulted in any unauthorized access to or use of any Protected Information, (ii) breached any obligations relating to Protected Information in Contracts with the Company or any Company Subsidiary or (iii) violated any Laws applicable to their Processing of Protected Information.

(e)            The Company maintains and implements a commercially reasonable written information security program covering the Company and each Company Subsidiary designed to (i) identify and address internal and external risks to the security of confidential information in their possession, including Protected Information, (ii) implement, monitor and improve reasonable administrative, technical and physical safeguards to control these risks and (iii) maintain notification procedures in compliance in all material respects with applicable Privacy Requirements.

(f)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 30, 2022, no Person has (i) made any written claim against the Company or a Company Subsidiary or (ii) commenced any Proceeding against the Company or a Company Subsidiary, in each case, with respect to (A) any alleged violation of any Privacy Requirement or (B) any of the Company’s or a Company Subsidiary’s privacy or data security practices with respect to Protected Information, including any loss, damage or unauthorized access, acquisition, use, disclosure, modification or other misuse of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries.

(g)            The Company and the Company Subsidiaries have in place commercially reasonable disaster recovery plans and procedures for each of their respective businesses.

Section 4.16.          Real Property; Assets.

(a)            Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct list, including a street address, as of the date hereof, of all real property owned by the Company or any Company Subsidiary (“Owned Real Property”). The Company or a Company Subsidiary owns good and valid title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens. To the Company’s Knowledge, there is no pending or threatened condemnation proceeding with respect to any of the Owned Real Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company or its applicable Subsidiary has not leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, except as disclosed in Section 4.16(a) of the Company Disclosure Letter; and (ii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property, any portion thereof or any interest therein.

(b)            Section 4.16(b)(i) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each real property that the Company or any Company Subsidiary leases, subleases or occupies (“Leased Real Property”) and the store name or street address of each such Leased Real Property. Section 4.16(b)(ii) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each Contract (each, a “Material Company Lease”) pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any material Leased Real Property. True and complete copies of each Material Company Lease in effect as of the date hereof have been made available to Parent prior to the date hereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Contract pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any Leased Real Property (each, a “Company Lease”) is valid, binding and enforceable in accordance with its terms and in full force and effect, subject to the Enforceability Limitations, and no uncured default or event of default (or any event that with notice or lapse of time or both would become a default) on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, any other party thereunder exists with respect to any Company Lease, (ii) the Company or its applicable Subsidiary has not (A) subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property except as disclosed in Section 4.16(b) of the Company Disclosure Letter or (B) collaterally assigned or granted any other security interests in any Company Lease or any interest therein, (iii) there are no Liens on the estate or interests created by any such Company Lease, except Permitted Liens, and (iv) the Company or a Company Subsidiary has a good and valid leasehold interest in the Leased Real Property, free and clear of all Liens, other than Permitted Liens.

(c)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 4.17.            Material Contracts.

(a)            Except for this Agreement, Section 4.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described in this Section 4.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, other than any Company Benefit Plans (all Contracts of the type described in this Section 4.17(a), whether or not set forth on Section 4.17 of the Company Disclosure Letter, being referred to herein as “Material Contracts”):

(i)            each Contract (other than Company Leases) that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company, the Company Subsidiaries or affiliates (including Parent and its affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii)           any material partnership, strategic alliance, joint venture, collaboration or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract;

(iii)          each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $1,000,000;

(iv)          each Contract that provides for the Company or any Company Subsidiary to obtain a service, license, product, product line, operations or line of business from any Person (including any of the Material Suppliers) that involves annual payments or consideration in excess of $2,000,000, or that contains any minimum purchase commitments in excess of $2,000,000 annually;

(v)          each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase goods or products) after the date hereof with consideration of more than $1,000,000;

(vi)         any settlement or similar Contract with a Governmental Entity, other than those relating to Taxes;

(vii)        except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, any settlement or similar Contract restricting in any respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

(viii)       each Contract (other than Company Leases) not otherwise described in any other subsection of this Section 4.17(a) pursuant to which the Company or any Company Subsidiary has paid or received payments in excess of $2,000,000 in the fiscal year ended February 1, 2025, or is obligated to pay or entitled to receive payments in excess of $2,000,000 in the twelve (12) month period following the date hereof, other than Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(ix)          any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $1,000,000 per annum;

(x)           except where the exercise of any such right or imposition of such limitation has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of its affiliates (including Parent or any of its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets;

(xi)          each Contract that contains any exclusivity rights or “most favored nations” provisions, in each case, that are material in any respect to the Company or its affiliates (including Parent or its affiliates after the Effective Time);

(xii)         each Contract governing any collaboration, co-promotion, strategic alliance or design project contract which, in each case, is material to the Company and the Company Subsidiaries, taken as a whole;

(xiii)        each Contract evidencing or relating to outstanding Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $1,000,000 other than Contracts solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(xiv)        each Contract pursuant to which the Company or any Company Subsidiary grants or receives any license, option, waiver, covenant not to assert or similar right with respect to Intellectual Property that is material to the businesses of the Company and the Company Subsidiaries, taken as a whole, or agrees to limit its use or exploitation of any material Company IP in any material respect, including pursuant to any settlement agreement, coexistence agreement or similar arrangement, other than (A) non-exclusive licenses granted to the Company or Company Subsidiaries for generally available Software or information technology services on substantially standardized terms, and (B) Contracts that otherwise constitute Material Contracts identified on Section 4.17 of the Company Disclosure Letter and in which the grants of rights to use Intellectual Property are incidental to performance thereunder;

(xv)            each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner or family member;

(xvi)        each Contract with a Material Supplier; and

(xvii)       any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC).

(b)            True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations and any expiration thereof in accordance with its terms existing as of the date hereof and without any material breach.

Section 4.18.          Environmental Matters. Since February 1, 2020, except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (b) none of the properties currently or, to the Knowledge of the Company, formerly owned or occupied by the Company or any Company Subsidiary (or which the Company or any Company Subsidiary has a right to occupy) is contaminated with any Hazardous Substance under circumstances that would reasonably be expected to require remediation or other action pursuant to any Environmental Law, (c) except for matters which have been fully resolved with no outstanding potential liability for the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has received any request for information, notice of liability or potential liability or claim or, to the Knowledge of the Company, is otherwise subject to liability relating to any off-site disposal or contamination involving Hazardous Substances affecting any non-owned properties or natural resources, (d) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations, (e) no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any liability arising under any Environmental Law upon the Company or any Company Subsidiary and (f) neither the Company nor any Company Subsidiary is subject to any order, decree, injunction or other binding agreement with any Governmental Entity or any indemnity or other contractual agreement with any third party providing for or requiring it to assume or incur any liability or obligations under any Environmental Law.

Section 4.19.          Suppliers. Section 4.19 of the Company Disclosure Letter sets forth the twenty (20) largest suppliers and vendors of the Company and the Company Subsidiaries (based on payments made) for the fiscal year ended February 1, 2025 (each, a “Material Supplier”). Since February 1, 2025, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier to the Company or that such Material Supplier intends to terminate or materially modify existing Contracts with the Company or the Company Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.20.          Quality and Safety of Products. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has, since January 29, 2022, received written notice in connection with any product sold, produced or distributed by or on behalf of the Company or any of its Subsidiaries of any claim or allegation against the Company or any of its Subsidiaries, or been a party to, subject to or threatened with, any Proceeding against or affecting, the Company or any of its Subsidiaries as a result of manufacturing, storage, quality, packaging or labeling of any product produced, sold or distributed by or on behalf of the Company or any Company Subsidiary.

Section 4.21.          Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current, insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has been or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22.          Information Supplied. The information relating to the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, (a) the Form S-4 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in connection with the Merger (as amended or supplemented from time to time (the “Form S-4”)) will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the proxy statement to be filed with the SEC in connection with seeking Company Shareholder Approval (including the letter to shareholders, notice of meeting and form of proxy, the “Proxy Statement”) (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Shareholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.22, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement based upon information supplied by or on behalf of Parent or Merger Sub.

Section 4.23.          Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Evercore Group L.L.C. (“Evercore”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than the Company, Parent or any of their respective affiliates, including any holders of any Cancelled Shares or any Converted Shares) in the Merger, is fair, from a financial point of view, to such holders.  The Company shall, following execution of this Agreement by all the Parties, furnish a written copy of such written opinion to Parent for informational purposes only.

Section 4.24.          State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s representations and warranties in Section 5.14, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions (including, for the avoidance of doubt, the Merger) Section 912 of the NYBCL and any similar provisions in the Company Governing Documents and any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 4.25.          Related Party Transactions. Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or any compensation or other employment arrangements entered into between the Company or any Company Subsidiary, on the one hand, and any director or officer thereof, on the other hand, in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof (but not including any wholly owned Subsidiary of the Company) or any beneficial owner, directly or indirectly, of five percent (5%) or more of the shares of Company Common Stock, on the other hand.

Section 4.26.          Finders and Brokers. Other than Evercore, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger or any of the other Transactions. A true and complete copy of the engagement letter with Evercore has been made available to Parent prior to the execution of this Agreement.

Section 4.27.          No Other Representations. In connection with the due diligence investigation of Parent by the Company, the Company has received and may continue to receive from Parent certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding Parent, the Parent Subsidiaries and their respective business and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which the Company is familiar. Accordingly, except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article V.

Article V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as disclosed in (x) any Parent SEC Documents filed or furnished by Parent with the SEC on or after January 30, 2022 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Merger Sub represent and warrant to the Company as set forth below.

Section 5.1.            Qualification, Organization, etc. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the State of New York and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date hereof, a complete and accurate copy of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

Section 5.2.            Capitalization.

(a)           As of the Capitalization Date, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, 40,000,000 shares of Class B common stock, par value $0.01 per share (“Parent Class B Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of the Capitalization Date, 56,475,378 shares of Parent Common Stock (including 923,897 shares of time-vesting restricted Parent Common Stock and no shares of performance-vesting restricted Parent Common Stock based on target performance) were issued and outstanding, 23,570,633 shares of Parent Class B Common Stock were issued and outstanding, no shares of Parent Preferred Stock were issued and outstanding, time-vesting restricted stock unit awards (including deferred restricted stock unit awards) covering 232,700 shares of Parent Common Stock were issued and outstanding, performance-vesting restricted stock unit awards covering 296,964 shares of Parent Common Stock based on target performance were issued and outstanding, and options to purchase 1,340,517 shares of Parent Common Stock were issued and outstanding. All the outstanding shares of Parent Common Stock are, and all of the shares of Parent Common Stock that may be issued pursuant to Parent equity awards, will be, if issued in accordance with the respective terms thereof (to the extent permitted by this Agreement), duly authorized, validly issued, and, along with the shares of Parent Common Stock issuable pursuant to this Agreement, fully paid and nonassessable and free of preemptive rights.

(b)           As of the execution of this Agreement, except as set forth in Section 5.2(a) and other than (1) issuances of shares of Parent Common Stock pursuant to the exercise or settlement, as applicable, of Parent equity awards and (2) the grant or issuance of Parent equity awards since the Capitalization Date: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent is a party or is otherwise bound obligating Parent to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock of Parent or securities convertible into, exchangeable for or exercisable for, or that correspond to such shares, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests of Parent. As of the execution of this Agreement, there are no outstanding obligations of Parent (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, or (4) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of Parent.

(c)           All of the issued and outstanding membership interests of Merger Sub are owned directly by Parent. Merger Sub does not have any outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent may acquire any equity security or interests of Merger Sub.

Section 5.3.            Corporate Authority.

(a)           Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Merger Sub are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of New York.

(b)           This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 5.4.            Governmental Consents; No Violation.

(a)           Other than in connection with or in compliance with (i) the NYBCL and the NYLLCA, (ii) the filing of the Form S-4 and the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and any other requisite clearances or approvals under any applicable requirements of other Antitrust Laws and (vi) any applicable requirements of the New York Stock Exchange, Consent of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 5.4(a), the consummation of the Transactions and compliance with the provisions hereof will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the organizational documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5.            SEC Reports and Financial Statements.

(a)           Since January 30, 2022, Parent has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Parent SEC Documents”). As of their respective filing dates the Parent SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the New York Stock Exchange, and none of the Parent SEC Documents contained (or, with respect to Parent SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Parent SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 30, 2022, Parent has not received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein).

(b)           The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with GAAP in all material respects applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c)           Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor any of its executive officers has received since January 30, 2022 written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)           Neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

Section 5.6.            Internal Controls and Procedures. Parent has established and maintains, and at all times since January 30, 2022 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 5.7.            No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of February 1, 2025 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since February 1, 2025 (other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8.            Absence of Certain Changes or Events. From February 1, 2025 through the date hereof, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9.            Compliance with Law. Parent and each Parent Subsidiary are and have been since January 30, 2022 in compliance with and not in default under or in violation of any Laws applicable to Parent, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10.          Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11.          Information Supplied. The information relating to Parent and Merger Sub to be contained in, or incorporated by reference in, (a) the Form S-4 will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Shareholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 5.11, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement based upon information supplied by or on behalf of the Company.

Section 5.12.          Financing.

(a)           Parent has delivered to the Company true, accurate and complete copies of (i) the commitment letter, dated the date hereof (the “Commitment Letter”), among Parent, the Financing Parties party thereto and the other parties party thereto and (ii) the Fee Letter (as defined in the Commitment Letter) (together with the Commitment Letter, the “Financing Letters”), which has been Customarily Redacted. As of the date of this Agreement, Parent has no Knowledge of any event or circumstance that would lead it to reasonably believe that it will not be able to satisfy on a timely basis any condition to the funding of the financing contemplated by of the Commitment Letter. As of the date of this Agreement, the Financing Letters are (A) valid, binding and enforceable obligations of Parent and (B) to the Knowledge of Parent, valid, binding and enforceable obligations of each other party thereto, in the case of each of clauses (A) and (B), except as may be limited by the Enforceability Limitations. As of the date of this Agreement, to the Knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of any party to the Financing Letters or otherwise result in any portion of the Financing contemplated thereby to be unavailable or delayed.

(b)           The proceeds of the Financing contemplated by the Commitment Letter as in effect as of the date of this Agreement, when funded in accordance with the Financing Letters, and taken together with unrestricted cash and other available sources of funds of Parent, shall provide sufficient funds for Parent to (i) make all cash payments contemplated to be made by it under this Agreement in connection with the Merger and the other Transactions on the Closing Date (including the repayment or prepayment of the principal and accrued and unpaid interest and expenses under the Company Credit Agreement), and (ii) to pay all fees, expenses and other amounts required by this Agreement to be paid by it on or prior to the Closing Date in connection with the Merger and the other Transactions (such amount, the “Required Amount”).

Section 5.13.          Finders and Brokers. Neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission from the Company or any of the Company Subsidiaries in connection with this Agreement or upon consummation of the Merger or any of the other Transactions based on arrangements made by Parent or a Parent Subsidiary.

Section 5.14.          Interested Shareholder. Assuming the accuracy of the Company’s representations and warranties set forth in Section 4.24, Parent is not, nor at any time for the past three (3) years has been, an “interested shareholder” of the Company as defined in Section 912 of the NYBCL.

Section 5.15.          No Merger Sub Activity. Since its date of formation, Merger Sub has not engaged in any activities other than in connection with this Agreement and the Transactions.

Section 5.16.          No Other Representations. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar. Accordingly, except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Representative of the Company makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV.

Article VI

COVENANTS RELATING TO CONDUCT OF BUSINESS
PENDING THE MERGER

Section 6.1.            Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii) preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations; and (b) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(i)             amend, modify, waive, rescind or otherwise change the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii)            authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except for dividends and distributions paid or made by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary in the ordinary course of business consistent with past practice;

(iii)           enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to, any of its capital stock or other equity interests or securities;

(iv)          adjust, split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests (other than repurchases of Company Common Stock in satisfaction of applicable Tax withholdings or the exercise price upon the exercise or settlement of any Company Equity Award in accordance with its terms), or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests or any rights, warrants or options to acquire any such shares of capital stock or other equity interests, except for any such transaction involving only wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(v)           issue, deliver, grant, sell, dispose of or encumber, or authorize the issuance, delivery, grant, sale, disposition or encumbrance of, any shares of the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award, other than (A) issuances of Company Common Stock in respect of any exercise of Company Options outstanding as of the date hereof or the settlement of Company Equity Awards outstanding as of the date hereof, in all cases in accordance with their respective terms, (B) the issuances of Company Common Stock pursuant to the terms of the Company ESPP in respect of the Current ESPP Offering Period, or (C) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(vi)          except as required by applicable Law or any Company Benefit Plan as in effect as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any director, employee or other individual service provider; (B) grant to any director, employee or other individual service provider any increase in severance or termination pay; (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any director, employee or other individual service provider; (D) establish, adopt, enter into, amend, terminate or waive any of its rights under any collective bargaining agreement or Company Benefit Plan; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; (F) terminate the employment or service of any employee or other individual service provider at Level 12 or above, in each case other than for cause; (G) hire, engage or promote any employee or other individual service provider at Level 12 or above (including for clarity the promotion of any individual such that, after the promotion, the individual would be at Level 12 or above); (H) provide any funding for any rabbi trust or similar arrangement or take any other action to fund or in any other way secure the payment of compensation or benefits; or (I) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or other individual service provider;

(vii)         acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for (x) any acquisitions of, any equity interests in or all or a material portion of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations or (y) acquisitions of material assets, except for, or with respect to, in each case, (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice, (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice, or (C) with respect to clause (y) only, capital expenditures permitted by Section 6.1(b)(xiii);

(viii)         liquidate, dissolve, restructure, recapitalize or effect any other reorganization (including any reorganization or restructuring between or among any of the Company and/or any Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(ix)           make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among the Company and Company Subsidiaries that are wholly owned by the Company, or solely among the Company Subsidiaries that are wholly owned by the Company, in each case, in the ordinary course of business consistent with past practice and (B) advances for reimbursable employee expenses, not to exceed $500,000 in the aggregate, in the ordinary course of business consistent with past practice;

(x)            sell, lease, license, assign, cancel, abandon, fail to maintain, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or assets (including shares in the capital of the Company Subsidiaries) except (A) with regard to any non-renewal of Company Leases in the ordinary course of business, (B) in connection with a relocation of an existing store in the ordinary course of business consistent with past practice, (C) dispositions of used, obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, in each case, in the ordinary course of business consistent with past practice, (D) sales of the Company’s products or services to customers of the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice, (E) non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice, (F) the expiration of Intellectual Property at the termination of its final, non-renewable term or that is not in commercial use, and (G) sales of inventory through normal liquidation practices consistent with past practice;

(xi)           enter into or become bound by, or amend, modify, terminate or waive any Contract to the extent relating to the acquisition or disposition of, or granting of any license, covenant not to sue or similar right with respect to, Intellectual Property that is material to the business of the Company and the Company Subsidiaries, taken as a whole, including any covenant-not-to-sue or covenant-not-to-assert, other than non-exclusive licenses and covenants not to sue or similar rights with respect to Intellectual Property in the ordinary course of business consistent with past practice;

(xii)          enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, materially modify, materially amend, extend or terminate any Material Contract, or waive, release or assign any rights or claims thereunder;

(xiii)         make any capital expenditure, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so in each case with respect to capital expenditures other than in respect of Leased Real Property or Owned Real Property, except for capital expenditures that do not exceed ninety percent (90%) of any line item set forth on the capital expenditure budget set forth in Section 6.1(b)(xiii) of the Company Disclosure Letter (the “Capital Expenditure Budget”) and that do not, in the aggregate, exceed ninety percent (90%) of the Capital Expenditure Budget applicable to capital expenditures other than in respect of Leased Real Property or Owned Real Property;

(xiv)         waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations, investigations or proceedings that: (A) are for an amount not to exceed for any such compromise or settlement, $500,000 individually or $2,000,000 in the aggregate, and (B) do not impose any injunctive or other non-monetary relief on the Company or any Company Subsidiary and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Parent or any Parent Subsidiaries (including, following the Effective Time, the Company and the Company Subsidiaries);

(xv)          make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case, except as required by GAAP, other applicable national or international accounting standards, or applicable Law;

(xvi)         amend or modify any Privacy Statement of the Company or any Company Subsidiary in any material respect, other than as required by applicable Law;

(xvii)        enter into any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association or other employee representative, except as required by applicable Law;

(xviii)       implement any plant closings or employee layoffs that would require notifications with the WARN Act, or any similar state, local or foreign Law;

(xix)          (A) make (other than in the ordinary course of business consistent with past practice), change or revoke any material Tax election, (B) change any Tax accounting period or material method of Tax accounting, (C) amend any material Tax Return, (D) settle or compromise any material liability for Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), (F) surrender any right to claim a material refund of Taxes, or (G) request any ruling from any Governmental Entity with respect to Taxes;

(xx)          redeem, repurchase, repay, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except (A) any redemption, repurchase, repayment, prepayment or incurrence of Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries, (B) guarantees by the Company of Indebtedness of wholly owned Company Subsidiaries or guarantees by wholly owned Company Subsidiaries of Indebtedness of the Company or any other wholly owned Company Subsidiary, which Indebtedness is incurred prior to the date of this Agreement and which guarantees are required by the terms of such Indebtedness as in effect as of the date hereof, (C) incurrence or repayment of Indebtedness consisting of revolving loans borrowed for seasonal working capital purposes under the Company Credit Agreement as in effect as of the date hereof; provided that the revolving loans outstanding under the Company Credit Agreement may not at any time exceed $75,000,000, (D) Indebtedness incurred pursuant to finance leases for employee personal computers entered into in the ordinary course of business or (E) as otherwise contemplated by Section 7.16;

(xxi)          enter into any transactions or Contracts with (A) any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (B) any Person who beneficially owns, directly or indirectly, more than five percent (5%) of the outstanding shares of Company Common Stock;

(xxii)         cancel any of the Company’s or any Company Subsidiary’s material insurance policies or fail to pay the premiums on the Company’s or any Company Subsidiary’s material insurance policies such that such failure causes a cancellation of such policy, other than in the ordinary course of business consistent with past practice, or fail to use commercially reasonable efforts to maintain in the ordinary course the Company’s insurance policies;

(xxiii)        (A) enter into any lease or sublease of real property as a lessee or sublessee, (B) materially modify or amend or exercise any right to renew any Company Lease, or waive any material term or condition thereof or grant any material consents under any Company Lease, (C) grant or otherwise create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any Leased Real Property, or any interest therein or part thereof (other than any Permitted Liens), or (D) make any capital expenditure in respect of Leased Real Property or Owned Real Property including making any material changes in the construction or condition of any such Leased Real Property or Owned Real Property;

(xxiv)       terminate, modify or waive in any material respect any material right under any Company Permit;

(xxv)        adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement;

(xxvi)       subject to Section 7.2, take or cause to be taken any action that would reasonably be expected to prevent the consummation of the Transactions on or before the Outside Date;

(xxvii)      commence any new or terminate any existing material line of business;

(xxviii)     materially deviate from the ordinary course inventory and distribution management practices (by brand or by distribution channel) of the Company or any Company Subsidiary; or

(xxix)        agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.2.            Conduct of Business by Parent Pending the Closing. Parent agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.2 of the Parent Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Company, Parent shall not:

(a)           amend, adopt any amendment or otherwise change (whether by merger, consolidation or otherwise) the Parent Governing Documents in a manner that would adversely affect in any material respect the Company or its shareholders in a manner disproportionate to Parent and its shareholders or in a manner that would adversely affect the ability of Parent or Merger Sub to consummate the Transactions;

(b)           adopt or enter into a plan of, or any Contract in respect of, complete or partial liquidation, dissolution, amalgamation, consolidation or recapitalization of Parent, other than with respect to the Transactions or any transaction that does not adversely affect the ability of Parent or Merger Sub to consummate the Transactions;

(c)           authorize, declare, set aside, make or pay any special cash dividends on its outstanding shares of Parent Common Stock (it being understood, for the avoidance of doubt, that regular, quarterly cash dividends (including any increases to current dividend rates approved by the Parent Board of Directors in good faith) shall not be restricted);

(d)           split, combine, subdivide or reclassify any of its capital stock; or

(e)           agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.3.            Notification of Certain Matters. The Company shall give prompt written notice to Parent: (i) of any notice or other communication received by the Company or any Company Subsidiary from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, (ii) of any Proceeding commenced or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiaries or affiliates or otherwise relating to, involving or affecting the Company or any Company Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to the Company or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not cure any breach of any representation or warranty hereunder or otherwise limit the remedies available hereunder to any Party.

Section 6.4.            No Solicitation by the Company.

(a)           From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it, the Company Board of Directors (including any committee thereof) and the Company’s officers shall not, and the Company shall cause the Company’s other controlled affiliates not to, and the Company shall cause its and their other respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or could be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with an actual or potential Acquisition Proposal, other than solely to state that the Company and their Representatives are prohibited hereunder from engaging in any such discussions or negotiations, (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (iv) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) Business Days after Parent’s written request that the Company do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) Business Day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last ten (10) Business Days prior to the then-scheduled Company Shareholders’ Meeting, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) Business Day period being replaced with three (3) Business Days), (vi) fail to include the Company Board Recommendation in the Proxy Statement, (vii) approve or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.4) (a “Company Acquisition Agreement”) or (viii) commit or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii) and/or (viii) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi) or (vii)), a “Change of Recommendation”). The Company, the Company Board of Directors (including any committee thereof) and the Company’s officers shall, and the Company shall cause the Company’s other controlled affiliates to, and the Company shall cause its and their other respective Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any nonpublic information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within three (3) Business Days following the date hereof), the Company shall (A) request in writing that each Person (other than Parent) that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal within three (3) years prior to the date hereof promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement, and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable Person (if it has not been solicited in violation of this Section 6.4(a)) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.4. For purposes of this Section 6.4, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.4 by the Company Board of Directors (including any committee thereof), by any of the Company’s officers, by any of the Company’s other controlled affiliates or by any of their respective Representatives shall be a breach of this Section 6.4 by the Company. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, any notices required to be made to Parent pursuant to this Section 6.4 shall not, in and of themselves, be deemed to be a Change of Recommendation so long as such notices are delivered privately to Parent, except if any such notice would constitute a Change of Recommendation pursuant to the definition thereof.

(b)           Notwithstanding the limitations set forth in Section 6.4(a), if the Company receives, prior to obtaining the Company Shareholder Approval, a bona fide written Acquisition Proposal that did not result from a breach of Section 6.4(a), which the Company Board of Directors determines in good faith (i) after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (ii) after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law, then the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the Person making such Acquisition Proposal (and its Representatives (and its debt financing sources)), if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such Person or its Representatives, any nonpublic information furnished to such other Person or its Representatives that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such Person (and its Representatives (and its debt financing sources)) with respect to such Acquisition Proposal.

(c)           The Company shall promptly (and in any event within the earlier of (i) forty-eight (48) hours and (ii) one (1) Business Day) notify Parent of any receipt by any director or officer of the Company or by any of the Company’s controlled affiliates, or its or their respective Representatives, of any Acquisition Proposal or any proposals or inquiries that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or could reasonably be expected to make any an Acquisition Proposal. Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals or offers, including proposed agreements and proposed financing commitments received by the Company or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 6.4, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms (with any amendments or proposed amendments to economic terms being deemed material for this purpose)) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto. Without limiting the Company’s other obligations under this Section 6.4, the Company shall promptly provide (and in any event within the earlier of (i) forty-eight (48) hours and (ii) one (1) Business Day) to Parent any material nonpublic information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within the earlier of (i) forty-eight (48) hours and (ii) one (1) Business Day after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.4(b). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any Person other than Parent or Merger Sub from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.4(c).

(d)           Notwithstanding anything in this Section 6.4 to the contrary, but subject to Section 6.4(e), at any time prior to obtaining the Company Shareholder Approval, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 6.4(a)(iv), Section 6.4(a)(vi) or Section 6.4(a)(viii) (to the extent related to Section 6.4(a)(iv) or Section 6.4(a)(vi))) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g) in order to enter into a definitive agreement providing for an Acquisition Proposal (that did not result from a breach of Section 6.4(a)), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law; provided that, notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 9.1(g). “Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company Board of Directors as of the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (B) any event, change or development with respect to Parent or its Subsidiaries, (C) changes in the market price or trading volume of the Company Common Stock, Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company or Parent meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (D) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices) or (E) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof.

(e)           Prior to the Company taking any action permitted (i) under Section 6.4(d)(i), the Company shall provide Parent with five (5) Business Days’ prior written notice advising Parent it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such five (5) Business Day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such five (5) Business Day period the Company Board of Directors again makes all of the required determinations under Section 6.4(d)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 6.4(d)(ii), the Company shall provide Parent with five (5) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such five (5) Business Day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such five (5) Business Day period the Company Board of Directors again makes all of the required determinations under Section 6.4(d)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 6.4(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Shareholders would receive as a result of the Superior Proposal), the Company shall comply again with Section 6.4(e)(ii) with references to the applicable five (5) Business Day period being replaced by two (2) Business Days.

(f)            Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided that any “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the Company Board Recommendation. For the avoidance of doubt, this Section 6.4(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 6.4(d) and Section 6.4(e).

Article VII

ADDITIONAL AGREEMENTS

Section 7.1.            Access; Confidentiality; Notice of Certain Events.

(a)           From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (including information for purposes of transition and integration planning).

(b)           Notwithstanding anything to the contrary in this Section 7.1, the Company shall not be required by this Section 7.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which would violate applicable Law (provided, however, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its reasonable best efforts to allow for such disclosure to the maximum extent that does not result in a loss of such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to counsel for Parent to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form. Parent and the Company will cooperate to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder. Any access to any properties or facilities of the Company or any Company Subsidiary shall be conducted in a manner so as not to adversely interfere in any material respect with the activities on the properties of the Company, any Company Subsidiary, tenants, subtenants, occupants and invitees thereof without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) and shall be subject to (i) the lease terms relating to any such property, (ii) the Company’s reasonable security measures, and (iii) customary insurance requirements. Further, in connection with any access to any properties or facilities, neither Parent nor a Parent’s Representative shall undertake any intrusive or invasive physical testing or sampling (environmental, structural or otherwise) without the prior consent of the Company, which consent shall be granted or withheld in the sole discretion of the Company.

(c)           Promptly following the date hereof, Parent and the Company shall establish a transition and integration planning team (the “Integration Committee”), comprised of senior executives designated by each of Parent and the Company. The chair of the Integration Committee will be designated by Parent. Subject to applicable Law, the Integration Committee shall discuss and plan for a transition and integration planning process concerning the combination of the operations of Parent, the Company and their respective Subsidiaries after the Closing and shall meet from time to time, as reasonably requested by Parent.

(d)           The Parties shall take the actions set forth on Section 7.1(d) of the Company Disclosure Letter.

(e)           Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

Section 7.2.            Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Merger, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Merger, (ii) contesting and defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iii) executing and delivering any additional instruments necessary to consummate the Transactions, including the Merger, and to fully carry out the purposes of this Agreement.

(b)           In furtherance and not in limitation of the foregoing, each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within twenty-five (25) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), (ii) supply as promptly as practicable any additional information and documentary materials that may be requested pursuant to the HSR Act and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (iii) make all other necessary filings as promptly as practicable after the date hereof, and supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any Antitrust Laws.

(c)           Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries shall be required to, and the Company shall not and shall not permit any Company Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing, (ii) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing; provided, however, that Parent shall be required to take or commit to take such actions solely with respect to assets, businesses or portions of businesses of the Company that in the aggregate have generated total revenues not in excess of $100,000,000 in the twelve (12) month period ending February 1, 2025; provided, further, that if requested by Parent, the Company or its Subsidiaries shall agree to become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or any Company Subsidiary in the event the Closing occurs.

(d)           Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in this Section 7.2 to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and unless prohibited by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend or participate in any meetings, telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2(d) as “Antitrust Counsel Only Material.” Without limiting Parent’s cooperation obligations described in Section 7.2(a) and this Section 7.2(d), Parent will control the ultimate strategy for securing approvals and expiration of relevant waiting periods under the Antitrust Laws; provided that Parent shall consult with the Company and consider the Company’s views in good faith. Notwithstanding the foregoing or anything to the contrary in this Agreement, neither Party shall (and shall cause their respective Subsidiaries not to), without the prior written consent of the other Party, (A) withdraw its respective filings under the HSR Act or (B) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with the DOJ, the FTC or other Governmental Entity to delay the consummation of, or not to close before a certain date, the Transactions.

(e)           In connection with and without limiting the foregoing, the Company shall give any notices to third parties required under Contracts, and the Company shall use, and cause each of the Company Subsidiaries to use, its reasonable best efforts to obtain any third party consents to any Contracts that are necessary, proper or advisable to consummate the Transactions, including the Merger; provided, however, that with respect to Company Leases, the Company shall only be required to use its reasonable best efforts to obtain third party consents to those Company Leases notified to the Company by Parent in writing. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to (or in the case of the Company or any of the Company Subsidiaries, be permitted to) pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (i) reimbursed or indemnified for by Parent or (ii) subject to the occurrence of the Effective Time).

Section 7.3.            Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that neither Party shall be required by this Section 7.3 to provide any such review or comment to the other in connection with the Company’s receipt of (and the existence of) an Acquisition Proposal or a Change of Recommendation and matters directly related thereto; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.3.

Section 7.4.            D&O Insurance and Indemnification.

(a)           For six (6) years from and after the Effective Time, Parent and the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs and expenses (including advancing costs prior to the final disposition of any actual or threatened claim, action, suit, proceeding, investigation or any other similar matter to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement in connection with or relating to any actual or threatened claim, action, suit, proceeding, investigation, or any other similar matter in respect of acts, omissions, facts or events occurring or alleged to have occurred at or prior to the Effective Time (including acts, omissions, facts or events occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with or relating to such Indemnified Parties serving or having served as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Indemnified Parties in existence at or prior to the execution of this Agreement and either provided to Parent prior to the execution of this Agreement or consistent in all material respects with the Form of Indemnification Agreement filed as an exhibit to the Company’s Annual Report on Form 10- K for the fiscal year ended February 1, 2025 (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable). The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts, omissions, facts or events occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence at or prior to the execution of this Agreement and either provided to Parent prior to the execution of this Agreement or consistent in all material respects with the Form of Indemnification Agreement filed as an exhibit to the Company’s Annual Report on Form 10- K for the fiscal year ended February 1, 2025 shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof.

(b)           For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and the organizational documents of the Company Subsidiaries and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence at or prior to the execution of this Agreement and either provided to Parent prior to the execution of this Agreement or consistent in all material respects with the Form of Indemnification Agreement filed as an exhibit to the Company’s Annual Report on Form 10- K for the fiscal year ended February 1, 2025, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence prior to the execution of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts, omissions, facts or events occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).

(c)           At or prior to the Effective Time, the Company shall purchase six (6) year prepaid “tail” insurance on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” insurance, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium incurred by the Company prior to the execution of this Agreement for the Company’s policies of directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (the “Base Amount”), and if such “tail” insurance is not reasonably available for a cost not exceeding the Base Amount, the Company shall be permitted to purchase as much “tail” insurance coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to the Closing with respect to the procurement of such “tail” insurance. Parent and the Surviving Company shall maintain such “tail” insurance in full force and effect for a period of six (6) years after the Effective Time.

(d)           Parent and the Surviving Company shall advance, and cause to be paid, on a current basis (but no later than thirty (30) days after the submission of invoices) all attorneys’ fees, costs and expenses that may be incurred by any Indemnified Party in enforcing his or her rights under this Section 7.4; provided that any Indemnified Party to whom attorneys’ fees, costs or expenses are advanced provides an undertaking (which shall not require any security) to repay such advances if it is ultimately determined by a final non-appealable adjudication that such Indemnified Party is not entitled to indemnification. If any Indemnified Party notifies Parent or the Surviving Company on or prior to the sixth (6th) anniversary of the Closing Date of any matter in respect of which such Indemnified Party may seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition thereof.

(e)           In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.4. The provisions of this Section 7.4 (i) shall survive consummation of the Merger and shall not be terminated or amended in a manner adverse to any Indemnified Party without the written consent of such Indemnified Party, (ii) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs, successors, assigns and representatives (each of whom shall be third-party beneficiaries of this Section 7.4) and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any Indemnified Party may have by contract or otherwise.

Section 7.5.            Takeover Statutes. The Company shall use its reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to this Agreement or any of the Transactions (including, for the avoidance of doubt, the Merger), and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on this Agreement and the Transactions (including, for the avoidance of doubt, the Merger). No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to this Agreement or any of the Transactions (including, for the avoidance of doubt, the Merger).

Section 7.6.            Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.7.            Employee Matters.

(a)           Effective as of the Effective Time and for a period of twelve (12) months thereafter (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company or any Company Subsidiary who continues to be employed by Parent or the Surviving Company or any Subsidiary thereof (each, a “Continuing Employee”) and whose services are performed primarily in the United States (each, a “Continuing U.S. Employee”), (i) base compensation and wage rates in each case that are no less favorable than those in effect for such Continuing U.S. Employee immediately prior to the Effective Time, (ii) target short-term incentive compensation opportunities in an amount at least equal to the target short-term incentive opportunity provided to such Continuing U.S. Employee immediately prior to the Effective Time, (iii) aggregate target long-term incentive opportunities (whether equity or cash-based) in an amount at least equal to the aggregate target long-term incentive opportunity provided to such Continuing U.S. Employee immediately prior to the Effective Time (it being understood that any long-term incentive compensation provided to the Continuing U.S. Employees during the Continuation Period may be either equity-based or cash-based), and (iv) employee benefits (excluding equity incentive compensation, defined benefit pension, retiree medical or welfare benefits, change in control or retention arrangements) that are no less favorable in the aggregate to either (A) those provided to such Continuing U.S. Employee immediately prior to the Effective Time or (B) those provided by Parent or its affiliates to similarly situated employees, it being understood that the Continuing U.S. Employees may commence participation in the benefit plans of Parent or its affiliates on different dates following the Effective Time with respect to different benefit plans.

(b)           Parent shall provide, or shall cause the Surviving Company to provide, to any Continuing U.S. Employee whose employment is terminated during the Continuation Period (for clarity, under circumstances that qualify for severance under the applicable arrangement) with severance benefits that are no less favorable than the severance benefits under the Company Benefit Plans set forth on Section 7.7(b) of the Company Disclosure Letter.

(c)           For purposes of vesting, eligibility to participate, and entitlement to benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing U.S. Employees after the Effective Time (the “New Plans”), each Continuing U.S. Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time (including, for the avoidance of doubt, any service credit provided by the Company or its Subsidiaries to such Continuing U.S. Employee in connection with acquisitions occurring prior to the Effective Time); provided that the foregoing shall not apply (x) for any purpose with respect to any, defined benefit pension plan, postretirement welfare plan or any plan that is grandfathered or frozen or (y) to the extent that its application would result in a duplication of benefits. Following the Effective Time, Parent or its affiliate shall use commercially reasonable efforts to (i) ensure that each Continuing U.S. Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing U.S. Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing U.S. Employee, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing U.S. Employee and his or her covered dependents and (B) cause any eligible expenses incurred by such Continuing U.S. Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)           Notwithstanding any other provisions of this Section 7.7, to the extent that a Continuing Employee is employed in a jurisdiction outside of the United States, (i) the requirements set forth in Sections 7.7(a) and 7.7(b) shall apply (as if all references to “Continuing U.S. Employee” in such sections were “Continuing Employee” instead) to the extent that the applicable element of compensation or the applicable benefits provided to such Continuing Employee is generally consistent with and not materially more costly than that provided to U.S. Continuing Employees, and (ii) where applicable Law requires specific treatment of such Continuing Employee’s compensation, service credit or employee benefit entitlements, or such Continuing Employee’s terms and conditions of employment are governed by a collective bargaining, works council or similar agreement, following the Effective Time, Parent shall provide, or shall cause the Surviving Company to provide, such Continuing Employees with compensation, service crediting and other employee benefits (including, without limitation, severance or termination benefits) consistent with applicable Law and Parent shall or shall cause the Surviving Company or any their respective affiliates to comply with such collective bargaining, works council or similar agreements.

(e)           If, at least ten (10) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its tax-qualified defined contribution plan(s) established under Section 401(k) of the Code (the “Company 401(k) Plans”), the Company shall terminate the Company 401(k) Plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In the event that Parent requests that the Company 401(k) Plans be terminated, the Company shall provide Parent with evidence reasonably satisfactory to Parent that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors (or other authorized committee) at least two (2) Business Days prior to the day on which the Effective Time occurs; provided that prior to terminating the Company 401(k) Plans, the Company shall provide Parent with the form and substance of any applicable resolutions for review and approval (not to be unreasonably withheld, conditioned or delayed). If the Company 401(k) Plans are terminated pursuant to this Section 7.7(e), then as soon as reasonably practicable following the 401(k) Termination Date, Parent shall permit each Continuing Employee who was eligible to participate in the Company 401(k) Plans immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in cash (including, subject to the following sentence, the in-kind rollover of promissory notes evidencing all outstanding loans that are not in default) in an amount equal to the entire eligible rollover distribution distributable to such Continuing Employee from the Company 401(k) Plans to Parent’s 401(k) plan. The Company and Parent shall cooperate in good faith to work with the Company 401(k) Plan and Parent 401(k) Plan recordkeepers to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from the Company 401(k) Plan to the Parent 401(k) Plan, and the obligation of the Parent 401(k) Plan to accept the direct rollover of loan promissory notes is conditioned on the development of a loan rollover process and procedure that is acceptable to the respective recordkeepers.

(f)            Between the date hereof and the Effective Time, any notices or communication materials (including website postings) from the Company or its affiliates to their employees (“Employee Communications”) with respect to the Transactions or employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transactions or employment thereafter, other than Employee Communications that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company, shall be subject to the timely prior review and comment of Parent (which shall be considered by the Company in good faith; provided that comments are received within three (3) Business Days following the drafts being provided to Parent).

(g)           Parent shall, or shall cause its Subsidiaries to, assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended if and as permitted pursuant to the terms of such Company Benefit Plans and this Agreement.

(h)           Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.7 shall be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Merger Sub or their affiliates. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.7 shall create any third-party rights in any current or former employee or other service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 7.8.            Rule 16b-3. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9.            Shareholder Litigation. The Company shall provide Parent prompt notice of any litigation brought by any shareholder of the Company or purported shareholder of the Company against the Company, any of its Subsidiaries and/or any of their respective directors or officers relating to the Merger or any of the other Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including the Surviving Company and its Subsidiaries) with respect to all liabilities, causes of action and claims arising out of, or related to, the claims asserted in such litigation or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates (including the Surviving Company and its Subsidiaries). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1 or Section 7.2, the provisions of this Section 7.9 shall control.

Section 7.10.          Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the New York Stock Exchange and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time. If the Surviving Company may be required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the ten (10) days following the Closing Date, the Company shall use its reasonable best efforts to file such quarterly or annual report prior to the Closing.

Section 7.11.          Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time, and the Company shall cooperate with Parent in preparing for the replacement, upon the Effective Time, of directors and officers of the Company Subsidiaries with those Persons designated by Parent.

Section 7.12.          Form S-4; Proxy Statement; Company Shareholders’ Meeting.

(a)           (i) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare, in consultation with Parent, and file with the SEC the preliminary Proxy Statement and (ii) Parent shall prepare, in consultation with the Company, and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. The Company and Parent, as applicable, shall use reasonable best efforts to make such filings within twenty-five (25) Business Days of the date of this Agreement. Subject to Section 6.4(d), the Company and the Company Board of Directors shall include the Company Board Recommendation in the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to (1) cause the Form S-4 and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, (2) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in connection with the Merger and (3) keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Transactions. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is reasonably requested or required to be included in the Form S-4 or the Proxy Statement or that is customarily included in registration statements or proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each of the Company and Parent covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Form S-4 or the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or at the time it becomes effective under the Securities Act or is mailed to the Company Shareholders, as applicable, or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent and the Company shall use their reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Form S-4 or the Proxy Statement. Each of Parent and the Company shall promptly notify the other Party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Form S-4 or the Proxy Statement and shall supply the other Party with copies of all correspondence with the SEC or its staff with respect to the Form S-4 or the Proxy Statement. Parent shall give the Company and its counsel a reasonable opportunity to review and comment on the Form S-4, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to holders of shares of Company Common Stock and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by the Company in good faith. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to holders of shares of Company Common Stock and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith. The Company will cause the definitive Proxy Statement to be mailed to the Company Shareholders as promptly as practicable after the date on which the Form S-4 shall have become effective. If, at any time prior to the Company Shareholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, so that the Form S-4 or the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and correct such information, and Parent or the Company, as applicable, shall file an appropriate amendment or supplement describing such information with the SEC.

(b)           Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Change of Recommendation, the Company shall, as promptly as practicable following the effectiveness of the Form S-4, duly hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholders’ Meeting”) with a record date and meeting date to be selected after reasonable consultation with Parent, and, subject to a Change of Recommendation in accordance with Section 6.4(d), the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval. Within thirty (30) Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two (2) weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Shareholders’ Meeting that is twenty (20) Business Days after the date of such “broker search.” Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Company Shareholders’ Meeting without the prior written consent of Parent; provided that if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Company Shareholder Approval is unlikely to be obtained at the Company Shareholders’ Meeting, including due to an absence of quorum, then on no more than two (2) occasions (for each of the Company and Parent) and prior to the vote contemplated having been taken, each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Shareholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such adjournment or postponement shall delay the Company Shareholders’ Meeting by more than seven (7) days from the prior-scheduled date or to a date on or after the fifth (5th) Business Day preceding the Outside Date. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Shareholders’ Meeting if (i) the Company is required to postpone or adjourn the Company Shareholders’ Meeting by applicable Law, or (ii) the Company Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Shareholders’ Meeting in order to give Company Shareholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change of Recommendation) (in each case so long as any such information or disclosure was made in compliance with this Agreement); provided that the Company shall be permitted to postpone or adjourn the Company Shareholders’ Meeting pursuant to this clause (ii) on no more than one occasion and no such adjournment or postponement shall delay the Company Shareholders’ Meeting by more than three (3) Business Days from the prior-scheduled date or to a date on or after the fifth (5th) Business Day preceding the Outside Date. If requested by Parent, the Company shall promptly provide Parent with all voting tabulation reports relating to the Company Shareholders’ Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Company Shareholders with respect thereto. Notwithstanding any Change of Recommendation, unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall submit this Agreement to the Company Shareholders for adoption at the Company Shareholders’ Meeting and shall not submit any Acquisition Proposal for approval by the Company Shareholders. If the Company fails to obtain the Company Shareholder Approval at the Company Shareholders’ Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken, notwithstanding any Change of Recommendation and unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall continue seeking such approval and again take any relevant actions described in this Section 7.12 for such purpose to the extent permitted by applicable Law.

Section 7.13.          Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, at or prior to the Effective Time.

Section 7.14.          Parent Financing Covenants.

(a)           Except to the extent that Parent has unrestricted cash and other available sources of funds sufficient to pay the Required Amount on the Closing Date, Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper and advisable to arrange, consummate and obtain the Financing contemplated by the Commitment Letter or other Financing, at the discretion of Parent, in an amount sufficient (when taken together with any unrestricted cash and other available sources of funds of Parent) to permit Parent to pay the Required Amount on the Closing Date, at or prior to the Closing, including using commercially reasonable efforts to: (i) negotiate and enter into Financing Documents relating to any such Financing, (ii) draw down on and consummate such Financing, if any, on the Closing Date, and (iii) take commercially reasonable actions to facilitate the availability of such Financing, if any, on the Closing Date.

(b)           Except to the extent that Parent has unrestricted cash or other available sources of funds sufficient to pay the Required Amount, Parent shall provide the Company with prompt notice of (i) any breach, default, cancellation or termination by any party of the Commitment Letter or any Financing Documents and (ii) receipt by Parent of any written notice from any party to the Commitment Letter of any actual or threatened breach, default, withdrawal, repudiation, cancellation or termination of any material provision of Commitment Letter or any Financing Documents, in each case of the foregoing clauses (i) and (ii), solely to the extent that such breach, default, withdrawal, repudiation, cancellation or termination (as the case may be) would materially and adversely affect the Parent’s ability to pay the Required Amount at the Closing. In addition, Parent shall keep the Company reasonably informed and in reasonable detail of the status of its efforts to arrange and finalize the Financing.

Section 7.15.          Financing Cooperation.

(a)           Financing Cooperation. Prior to the Effective Time (or the earlier termination of this Agreement), the Company shall, and shall cause the Company Subsidiaries to, and shall use commercially reasonable efforts to cause its and their Representatives to, provide customary cooperation that is reasonably requested by Parent or Merger Sub in connection with the Financing, including:

(i)             furnishing to Parent (A) audited consolidated balance sheets and related consolidated statements of operations, comprehensive (loss) income, changes in shareholders’ equity and cash flows for the Company for each of the three (3) most recently completed fiscal years of the Company ended at least sixty (60) days prior to the Closing Date prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year (it being agreed that publishing of such financial statements on the Company’s website or with the SEC (including via EDGAR) shall satisfy this clause (A)) and (B) unaudited condensed consolidated balance sheets and related condensed consolidated statements of operations, comprehensive (loss) income, changes in shareholders equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for each fiscal quarter of the Company ended after February 1, 2025 and at least forty (40) days prior to the Closing Date (it being agreed that publishing of such financial statements on the Company’s website or with the SEC (including via EDGAR) shall satisfy this clause (B)) (together, the “Required Financial Statements”);

(ii)            at reasonable times and locations (it being understood that any such meeting may take place via videoconference or web conference if mutually agreed among Parent and the Company), and upon reasonable advance notice, participating (and causing senior management and appropriate Representatives of the Company to participate) in a reasonable number of meetings, calls, presentations, road shows, lender presentations, due diligence sessions (including accounting due diligence sessions) and sessions with rating agencies and otherwise cooperating with Parent’s marketing efforts for any of the Financing and assisting Parent in obtaining ratings in connection with the Financing, including direct contact between appropriate members of senior management of the Company, on the one hand, and the actual and potential financing sources, on the other hand;

(iii)           assisting with the timely preparation and negotiation of materials (including, for the avoidance of doubt, customary rating agency presentations) and definitive documents customarily entered into in connection with debt financing similar to any Financing sought by Parent (such definitive documents, the “Financing Documents”); provided that such cooperation shall only be required to the extent that Parent has furnished to the Company a draft copy of any such Financing Document in order to provide the Company a reasonable opportunity to review;

(iv)          using commercially reasonable efforts to cause its independent auditors to (A) provide drafts and executed versions of customary auditors consents and customary comfort letters with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent or as necessary, customary or desirable for financings similar to the Financing, (B) provide assistance in the preparation of pro forma financial statements and information (provided that Parent shall be responsible for the preparation of any pro forma financial statements and pro forma financial information), (C) attend a reasonable number of accounting due diligence sessions and drafting sessions at reasonable times and places, and (D) otherwise provide customary assistance;

(v)           using commercially reasonable efforts to (A) take actions reasonably requested by Parent to enable Parent to benefit from the Company’s existing lending relationships in connection with the marketing and syndication of the Financing, (B) cooperate with Financing providers in performing due diligence and (C) assist in obtaining credit ratings; and

(vi)           in the event that the Company is in possession of material nonpublic information with respect to the Company or the Company Subsidiaries, if Parent reasonably requests, filing a Current Report on Form 8-K pursuant to the Exchange Act that contains such material nonpublic information with respect to the Company and the Company Subsidiaries, which Parent determines (and the Company does not unreasonably object) to include in a customary “public side” offering or marketing document in connection with the Financing.

(b)           Notwithstanding anything to the contrary in this Section 7.15 and Section 7.16, neither the Company nor any Company Subsidiary shall pursuant to this Section 7.15 or Section 7.16:

(i)             be required to (x) pay any commitment fees or other amounts that are required to be paid pursuant to the Commitment Letter or any Financing and (y) pay or incur any other fees, expenses or other liabilities prior to the Effective Time for which it is not previously or promptly reimbursed or simultaneously indemnified;

(ii)            be required to cause any director, officer, member, partner, accountant, legal counsel, employee or other Representative of the Company or any Company Subsidiary to take any action that will result in such Person incurring any personal liability;

(iii)           be required to waive or amend any terms of this Agreement;

(iv)           be required to take any action that would unreasonably interfere with the ongoing business or operations of the Company;

(v)           be required to provide any information that is prohibited or restricted from being provided by applicable Law or contractual obligation existing as of the date hereof or is legally privileged (provided, however, that the Company shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by Law or such contractual obligation or to the maximum extent that does not result in a loss of such legal privilege, as applicable, and in the event that the Company or any of the Company Subsidiaries not provide access or information in reliance on this clause, the Company shall provide notice to Parent that information is being withheld);

(vi)           be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments pursuant to which the Financing is obtained or to execute, deliver or enter into, or perform any agreement, document or instrument (other than customary authorization letters or as set forth in Section 7.16), including any credit or other agreements, guarantees, pledge or security documents or certificates in connection with the Financing, in each case, that would be operative prior to the Effective Time and any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of the Company and the Company Subsidiaries who retain their respective positions as of, and immediately after, the Effective Time (except, in each case, with respect to customary authorization letters or as set forth in Section 7.16);

(vii)          be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be operative prior to the Effective Time (except as set forth in Section 7.16);

(viii)         be required to (or be required to cause their Representatives to) provide any indemnity prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent;

(ix)           be required to (or be required to cause their Representatives to) prepare or deliver any pro forma financial statement, pro forma information, projections or other forward-looking financial information or to provide any financial or other information (other than the Required Financial Statements and information necessary or customary for Parent to prepare pro forma financial statements) that is not reasonably available, historically prepared or maintained in the ordinary course of business, including preparing stand-alone financial statements for any Subsidiaries of the Company; or

(x)            be required to (or be required to cause their Representatives to) provide opinions of internal or external counsel (except as set forth in Section 7.16(b)).

All nonpublic or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent, Merger Sub or their respective Representatives pursuant to this Section 7.15(b) or otherwise from or on behalf of the Company shall be kept confidential in accordance with the Confidentiality Agreement; provided that, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, dealer managers and agents during syndication and marketing of the Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Financing (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies.

(c)           Inability to Obtain Financing. Notwithstanding anything in this Agreement to the contrary: (i) in no event shall the receipt by, or available to, Parent or any of its affiliates of any funds or financing or any other financing transaction (including the Financing) be a condition to Parent’s obligation to effect the Closing, and (ii) the Company will be deemed to be in compliance with this Section 7.15, unless Parent has failed to obtain the Financing and such failure was due to the Company’s material breach of its obligations under this Section 7.15, or its willful misconduct or gross negligence.

(d)           Use of Logos. The Company hereby consents to the reasonable and customary use of the Company’s and the Company Subsidiaries’ logos solely in connection with the marketing of the financing for the Transactions; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or the Company Subsidiaries.

(e)           Reimbursement. Promptly upon written request by the Company, Parent will reimburse the Company for any documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with the cooperation contemplated by this Section 7.15 or Section 7.16, other than to the extent any such costs and expenses are incurred as a result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing.

(f)            Indemnification. The Company, the Company Subsidiaries and its and their respective affiliates and Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, actual or threatened claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with the Financing and any Company Notes Offers and Consent Solicitations and their cooperation in arranging the Financing and conducting any Company Notes Offers and Consent Solicitations pursuant to this Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of the Company) and the cooperation contemplated by this Section 7.15, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing. This indemnification shall survive the termination of this Agreement.

Section 7.16.          Treatment of Company Indebtedness.

(a)           Company Credit Agreement. The Company shall, and shall cause the Company Subsidiaries to, deliver all notices and take all other actions required to facilitate, in each case in accordance with the terms of the Company Credit Agreement, the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of guarantees in connection therewith on the Closing Date as of the Effective Time (such termination, repayment and releases, the “Credit Facility Termination”). In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to deliver to Parent at least one (1) Business Day prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent), an executed payoff letter with respect to the Company Credit Agreement (the “Payoff Letter”) in form and substance customary for transactions of this type, from the Company Credit Agreement Agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the Payoff Letter on the Closing Date as of the Effective Time, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 7.16(a) require the Company or any of the Company Subsidiaries to cause the Credit Facility Termination to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or the Company Subsidiaries funds (or Parent has directed the Company or any of the Company’s Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Company Credit Agreement.

(b)           Company Notes.

(i)             Upon Parent’s written notice to the Company, Parent or a Parent Subsidiary may (A) commence and conduct one or more (i) offers to purchase, including a Change of Control Offer (as defined in the Company Indenture), for cash or tender offers or (ii) exchange offers for securities issued by Parent, in each case with respect to any or all of the outstanding aggregate principal amount of the Company Notes identified to the Company by Parent (the “Offers to Purchase”) and/or (B) commence and conduct consent solicitations to obtain from the requisite holders of the Company Notes consent to certain proposed amendments to the Company Indenture (the “Consent Solicitations” and, together with the Offers to Purchase, if any, the “Company Notes Offers and Consent Solicitations”); provided that the closing of any such Offers to Purchase shall not occur, and the amendments in connection with any such Consent Solicitations shall not become operative (although any supplemental indentures entered into in connection with any such Consent Solicitations may become effective upon execution), prior to the Closing; provided, further, that any Company Notes Offers and Consent Solicitations shall be funded using consideration provided by Parent; provided, further, that the consummation of any Company Notes Offer and Consent Solicitation shall not be a condition to the Closing. Any Company Notes Offer and Consent Solicitation shall be made on terms and conditions (including price to be paid and conditionality) as are proposed by Parent, in consultation with the Company, and which are permitted or required by the terms of the Company Indenture and applicable Laws, including applicable SEC rules and regulations. Parent will reasonably consult with the Company regarding the material terms and conditions of any Company Notes Offer and Consent Solicitation, including the timing and commencement thereof and any relevant tender or consent deadlines, including in light of the regular financial reporting schedule of the Company and any requirements of applicable Laws. Parent shall not be permitted to commence any Company Notes Offer and Consent Solicitation until Parent shall have provided the Company with the related offer to purchase, consent solicitation statement, letter of transmittal, if any, or press release, if any, in connection therewith, and each other material document relevant to the transaction that will be distributed by Parent in the applicable Company Notes Offer and Consent Solicitation (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of Parent commencing the applicable Offer to Purchase or Consent Solicitation to allow the Company and its counsel to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, the Company shall execute one or more supplemental indentures to the Company Indenture in accordance with the terms thereof amending the terms and provisions of the Company Indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent (each, a “Company Supplemental Indenture”), which such supplemental indenture(s) shall become effective upon the execution thereof but shall not become operative until the Closing, and the Company shall use reasonable best efforts to cause the trustee under the Company Indenture to enter into such supplemental indenture(s). The Company shall, and shall cause each of the Company Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to, provide all reasonable and customary cooperation as may be reasonably requested by Parent in writing to assist Parent in connection with any Company Notes Offer and Consent Solicitation, including by providing any documents, instruments or letters reasonably necessary to facilitate any Company Notes Offer and Consent Solicitation (including in connection with the execution of any (x) dealer manager agreement, purchase agreement, exchange agreement or similar document or instrument relating to such Company Notes Offer and Consent Solicitation and (y) Company Supplemental Indenture relating to the Consent Solicitations, with respect to which, in each case, the Company shall deliver customary officers’ certificates and counsel to the Company shall provide customary legal opinions, to the applicable dealer manager (or similar party), underwriters’ representative(s) or initial purchaser(s) and/or the trustee under the Company Indenture, as and to the extent applicable, in each case, solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered). In connection with any Offer to Purchase in the form of an exchange offer, the Company shall comply with the obligations set forth in Section 7.15(a) as if such exchange offer was considered a Financing for purposes of this Agreement. The solicitation agent, information agent, depositary or other agent retained in connection with any Company Notes Offer and Consent Solicitation will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent (or any Parent Subsidiary). If, at any time prior to the completion of any such Company Notes Offer and Consent Solicitation, the Company or any Parent Subsidiary, on the one hand, or Parent or any Company Subsidiary, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the Company Notes.

(ii)            If requested in writing by Parent (but only upon such request), in lieu of or in addition to Parent commencing or closing any Company Note Offer and Consent Solicitation for any Company Notes, the Company shall, and shall cause the Company Subsidiaries to, as applicable, prior to Closing: (i) (A) issue a notice of redemption for any or all of the outstanding aggregate principal amount of the Company Notes pursuant to the redemption provisions of the Company Indenture and the Company Notes, which notice of redemption shall be expressly conditioned on the occurrence of the Closing and (B) take any other actions reasonably requested by Parent (which shall not require any payment by the Company or the Company Subsidiaries, unless prior to any such payment, Parent or a Parent Subsidiary deposits or, causes to be deposited, with the Company or a Company Subsidiary the amount of such prepayment) that are customary or necessary in connection therewith, including the Company providing customary officers’ certificates and causing counsel to the Company to provide customary legal opinions, in each case, to the trustee under the Company Indenture in accordance with the terms thereof, to facilitate the redemption (and, if requested by Parent, the satisfaction and discharge) of the Company Notes at the Effective Time pursuant to the redemption and satisfaction and discharge provisions of the Company Indenture and the Company Notes and the other provisions of the Company Indenture and the Company Notes applicable thereto; provided that no such redemption or satisfaction and discharge shall be effective prior to the Effective Time; provided, further, that, if any such notice of conditional redemption or satisfaction and discharge is delivered to the trustee under the Company Indenture in respect of the Company Notes, Parent shall ensure that at the Effective Time, so long as the applicable conditions of such redemption or satisfaction and discharge are satisfied, the Company shall have all funds necessary in connection with any such redemption or satisfaction and discharge, or (ii) (A) assist Parent in preparing a supplemental indenture required to comply with the requirements of Sections 5.01, 5.02 and 9.01 of the Company Indenture, which Merger Sub shall execute and deliver, or cause to be executed and delivered, at or prior to the Effective Time, and (B) provide all assistance reasonably requested by Parent in connection with obtaining the execution of such instruments by the other parties required to execute such instruments and take any other actions reasonably requested by Parent (which shall not require any payment by the Company or the Company Subsidiaries) that are customary or necessary in connection therewith, including the Company providing customary officers’ certificates and causing counsel to the Company to provide customary legal opinions, in each case, to the trustee under the Company Indenture, to the extent such documents are required thereby. In each case, each Party shall provide the other Parties the opportunity to review and comment on all documents and materials prepared in connection with this Section 7.16(b) in advance of their delivery, without any Party being required to request such documents, and shall cooperate reasonably with respect to the other’s comments (other than to the extent that a Party determines in good faith that such comments would reasonably be expected to violate the terms of the Company Indenture). Notwithstanding the foregoing, neither the Company nor the Company Subsidiaries shall be required to execute and deliver any document or instrument (or cause any document or instrument to be executed or delivered) (i) that would be inaccurate in light of the facts and circumstances at the time delivered, or (ii) not conditioned on or delivered substantially concurrently with the occurrence of the Effective Time.

Section 7.17.          Intended Tax Treatment. The Parties agree and acknowledge that the receipt of the Merger Consideration pursuant to the Merger is intended to be treated as a taxable transaction for U.S. federal income tax purposes. Parent represents and warrants that Merger Sub is, and will be at all times through the Closing, disregarded as an entity separate from Parent under Treasury Regulation Section 301.7701-3.

Article VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1.            Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by written agreement of Parent, Merger Sub and the Company, to the extent permitted by applicable Law:

(a)           Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)           No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions.

(c)           Regulatory Approval. (i) Any waiting period (and extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated and (ii) any other required approvals, consents, or clearances under any Antitrust Laws of the jurisdictions set forth in Section 8.1(c) of the Company Disclosure Letter shall have been obtained.

(d)           Parent Stock Issuance. The Parent Common Stock to be issued in connection with the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(e)           Effectiveness of Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or any Proceedings by the SEC seeking a stop order.

Section 8.2.            Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Merger Sub:

(a)           Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.1(a) (other than the second sentence thereof), Section 4.1(c) (other than the last sentence thereof), Section 4.2(b), Section 4.2(c), Section 4.2(d), Section 4.3, Section 4.23, Section 4.25 and Section 4.26 shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 4.2(a) shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (iii) the representations and warranties of the Company set forth in Section 4.8(a) and Section 4.24 shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made on and as of the Closing; and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof or shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Performance of Obligations. The Company shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)           No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d)           Company Officer’s Certificate. Parent and Merger Sub shall have received from the Company a certificate, dated as of the Closing Date and signed by the Company’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

Section 8.3.            Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company:

(a)           Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.1 (other than the third sentence thereof), Section 5.2(a), Section 5.2(b), Section 5.3 and Section 5.13 shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.8 shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made on and as of the Closing; and (iii) the other representations and warranties of Parent and Merger Sub set forth in Article V (without giving effect to any qualification as to materiality contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Performance of Obligations. Parent and Merger Sub shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)           Parent Officers’ Certificate. The Company shall have received from the Parent a certificate, dated as of the Closing Date and signed by Parent’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

Article IX

TERMINATION

Section 9.1.            Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time before the Effective Time, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a)           by mutual written consent of Parent and the Company;

(b)           by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent and/or Merger Sub shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, or (B) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate, and in either case of clause (A) or (B) where such breach, failure to perform, violation or inaccuracy (1) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied, and (2) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c)           by Parent, in the event that (i) neither Parent nor Merger Sub is then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clause (A) or (B) where such breach, failure to perform, violation or inaccuracy (1) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied, and (2) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent or Merger Sub of such breach, failure to perform, violation or inaccuracy;

(d)           by either Parent or the Company, in the event that the Effective Time has not occurred on or before the date that is twelve (12) months after the date hereof (the “Outside Date”); provided that (i) if, on the Outside Date, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) or Section 8.1(c) and those conditions that by their nature are to be on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date shall automatically be extended for all purposes hereunder by a period of three (3) months (in which case, such date shall become the Outside Date for all purposes of this Agreement); provided, further, that (ii) if, on the Outside Date, as extended, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) or Section 8.1(c) and those conditions that by their nature are to be on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date, as extended, shall automatically be further extended for all purposes hereunder by an additional period of three (3) months (in which case, such date shall become the Outside Date for all purposes of this Agreement); and (iii) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Effective Time to occur by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(e)           by Parent, if, (i) prior to obtaining the Company Shareholder Approval, a Change of Recommendation has occurred or (ii) the Company has materially breached Section 6.4 or its obligations under Section 7.12(a) (other than the second sentence) or Section 7.12(b) (other than the second sentence);

(f)            by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions (an “Injunction”);

(g)           by the Company, prior to obtaining the Company Shareholder Approval, in order to effect a Change of Recommendation and substantially concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied with Section 6.4 and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b)(iv); or

(h)           by Parent, if the Company Shareholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Shareholder Approval shall not have been obtained.

Section 9.2.            Effect of Termination.

(a)           In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or Willful Breach of this Agreement prior to such termination. For purposes of this Agreement, “Willful Breach” shall mean a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.

(b)           Termination Fee.

(i)             If (A) Parent terminates this Agreement pursuant to Section 9.1(h), (B) after the date hereof and prior to the date of such termination, an Acquisition Proposal is publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least three (3) Business Days prior to the Company Shareholders’ Meeting, and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent a fee of $59,500,000 in cash (the “Termination Fee”).

(ii)            If (A) after the date hereof and prior to the termination of this Agreement, an Acquisition Proposal is made to the Company Board of Directors or the Company’s management or becomes publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least three (3) Business Days prior to such termination, (B) (1) Parent or the Company terminates this Agreement pursuant to Section 9.1(d) or (2) Parent terminates this Agreement pursuant to (x) Section 9.1(c)(ii)(A) due to a breach of, or a failure to perform or comply with, one or more covenants or agreements under this Agreement following the making of such Acquisition Proposal or (y) Section 9.1(e)(ii) and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.

(iii)           If Parent terminates this Agreement pursuant to (A) Section 9.1(e)(i) or (B) Section 9.1(e)(ii) (in the case of this clause (B) if the Company has Willfully Breached Section 6.4 or Section 7.12(a) (other than the second sentence) or Section 7.12(b) (other than the second sentence)), within two (2) Business Days after such termination, the Company shall pay to Parent the Termination Fee.

(iv)           If the Company terminates this Agreement pursuant to Section 9.1(g), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(v)            In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii), (iii), or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Parent shall promptly provide wire transfer instructions in writing to the Company upon request (and in any event with sufficient time to allow the Company to pay or cause to be paid to Parent any Termination Fee payable hereunder within the time periods required by this Section 9.2(b)). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(vi)           Solely for purposes of Section 9.2(b)(i) and Section 9.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “fifteen percent (15%)” and “eighty-five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(c)           Reverse Termination Fee. If this Agreement is terminated by the Company or Parent pursuant to (i) Section 9.1(d) and all conditions to this Agreement are satisfied (other than conditions that by their terms are to be satisfied at the Closing) or waived (where permissible pursuant to applicable Law), other than the conditions set forth in Section 8.1(b) or Section 8.1(c) (solely in connection with an Antitrust Law) or (ii) Section 9.1(f) due to an Injunction having the effect of permanently restraining, enjoining or otherwise prohibiting any of the Transactions, arising solely in connection with any applicable Antitrust Laws, then Parent shall pay to the Company, within two (2) Business Days after such termination, a termination fee of $95,500,000 in cash (the “Reverse Termination Fee”).

(d)           Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that neither the Termination Fee nor the Reverse Termination Fee is a penalty, but rather each is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which the Termination Fee or the Reverse Termination Fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if Parent or the Company, as the case may be, fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) Parent or the Company, as the case may be, shall reimburse the other Party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) Parent or the Company, as the case may be, shall pay to the other Party the interest on the amounts payable pursuant to Section 9.2(b) from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, upon Parent’s or the Company’s, as the case may be, receipt of the full Termination Fee or full Reverse Termination Fee (and any other amounts contemplated by this Section 9.2(d)) pursuant to this Section 9.2 in circumstances in which the Termination Fee or Reverse Termination Fee is payable, none of Parent, Merger Sub, the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for fraud or Willful Breach (as defined in Section 9.2(a)).

Article X

MISCELLANEOUS

Section 10.1.          Amendment and Modification; Waiver.

(a)           Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b)           At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2.          Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.3.          Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 10.4.          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile transmission or electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

DICK’S Sporting Goods, Inc.
345 Court Street
Coraopolis, Pennsylvania 15108
Email:

Attention:	Elizabeth Baran
Navdeep Gupta

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street
New York, New York 10019

Email:	DCKarp@wlrk.com
BCPrice@wlrk.com
Attention:	David C. Karp
Brandon C. Price

if to the Company, to:

Foot Locker, Inc.
330 West 34th Street
New York, New York 10001

Email:

Attention:	Jennifer Kraft
Mike Baughn

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Email:	AnnBeth.Stebbins@skadden.com
Attention:	Ann Beth Stebbins

and

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Ave., NW

Washington, DC 20005

Email:	Marc.Gerber@skadden.com
Attention:	Marc Gerber

Section 10.5.          Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken on the first succeeding Business Day thereafter.

Section 10.6.          Counterparts. This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.7.          Entire Agreement; Third-Party Beneficiaries.

(a)           This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)           Except as provided in Section 7.4 and Section 10.13, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 10.8.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 10.9.          Governing Law; Jurisdiction.

(a)           This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the Merger or the other Transactions (the “Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)           Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.10.        Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE RELEVANT MATTERS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11.        Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.12.        Enforcement; Remedies.

(a)           Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)           The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief.

(c)           The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 10.13.        Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any Proceedings, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to this Agreement, the Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any Federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Proceedings to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document relating to the Financing; (c) agrees not to bring or support or permit any of its controlled affiliates to bring or support any Proceeding of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceedings in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Proceedings brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Financing Parties will have any liability to the Company or any of the Company Subsidiaries or any of their respective affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in Law or in equity, whether in contract or in tort or otherwise; and (g) agrees that (and each other Party hereto agrees that) the Financing Parties are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 10.13, and such provisions and the definition of “Financing Parties” shall not be amended in any way materially adverse to the Financing Parties without the prior written consent of the Financing Entities.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DICK’S SPORTING GOODS, INC.

By	/s/ Edward W. Stack
Name: Edward W. Stack
Title: Executive Chairman

RJS SUB LLC

By	/s/ Edward W. Stack
Name: Edward W. Stack
Title: President

FOOT LOCKER, INC.

By	/s/ Mary N. Dillon
Name: Mary N. Dillon
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Surviving Company Certificate of Incorporation

FORM OF

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

FOOT LOCKER, INC.

ARTICLE I

The name of the corporation is “Foot Locker, Inc.” (the “Corporation”). The name under which the Corporation was formed was “Woolworth Corporation”.

ARTICLE II

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law, provided that the Corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation (the “Board”).

ARTICLE III

The office of the Corporation is to be located in Albany, Albany County, State of New York.

ARTICLE IV

The Corporation is authorized to issue one class of capital stock to be designated Common Stock. The total number of shares of Common Stock authorized to be issued is one hundred (100) shares with a par value of $0.01 per share.

ARTICLE V

The Secretary of State of New York is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: Corporation Service Company, 80 State Street, Albany, New York 12207.

ARTICLE VI

The name and address of the registered agent which is to be the agent of the Corporation upon whom process against it may be served, are Corporation Service Company, 80 State Street, Albany, New York 12207.

ARTICLE VII

The Bylaws of the Corporation may fix and alter, or provide the manner for fixing and altering, the number of directors constituting the whole Board. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot, and directors need not be shareholders of the Corporation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the shareholders of the Corporation to alter or repeal any Bylaws made by the Board.

ARTICLE IX

Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

ARTICLE X

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of New York at the time in force that may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE XI

No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director's acts violated Section 719 of the New York Business Corporation law. Any repeal or modification of this Article XI by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

The Corporation shall, to the fullest extent now or hereafter authorized or permitted by applicable law, indemnify any person who is or was made, or threatened to be made, a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by, or in the right of, the Corporation to procure a judgment in its favor and an action by, or in the right of, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation is serving, has served or has agreed to serve in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, and expenses ( including attorneys' fees, costs and charges) incurred as a result of such action, suit or proceeding, or appeal therein. The Corporation may indemnify any person (including a person entitled to indemnification pursuant to the previous sentence) to whom the Corporation is permitted to provide indemnification or the advancement of expenses to the fullest extent now or hereafter permitted by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law, or any other law, or other rights created by (A) a resolution of shareholders, (B) a resolution of directors, or (C) an agreement providing for such indemnification. it being expressly intended that this Article XI authorizes the creation of other rights in any such manner. The rights to indemnification set forth in this Article XI shall not be exclusive of any other rights to which any person may now or hereafter be entitled under any statute, provision of this Certificate of Incorporation, Bylaws, agreement, contract, resolution, vote of shareholders or otherwise.

Any repeal or modification of this Article XI shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Annex B

Surviving Company Bylaws

FORM OF

BYLAWS
OF
FOOT LOCKER, INC.

Dated as of [●]

ARTICLE I

OFFICES

SECTION 1.01         REGISTERED OFFICE. The registered office of Foot Locker, Inc. (the “Corporation”) in the State of New York shall be established and maintained at 80 State Street, Albany, New York 12207, and the name of the registered agent of the Corporation in the State of New York at such address is Corporation Service Company.

SECTION 1.02         OTHER OFFICES. The Corporation may have other offices, either within or without the State of New York, at such place or places as the Board of Directors may from time to time select or the business of the Corporation may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

SECTION 2.01         ANNUAL MEETINGS. Annual meetings of shareholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of New York, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. At each annual meeting, the shareholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

SECTION 2.02         SPECIAL MEETINGS. Special meetings of the shareholders for any purpose or purposes may be called by the Board of Directors, the Chairman of the Board of Directors, if any, the President, the Corporate Secretary or any Vice President.

SECTION 2.03         VOTING. Each shareholder entitled to vote in accordance with the terms of the Certificate of Incorporation of the Corporation and these Bylaws may vote in person or by proxy, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. Except as otherwise provided by the Certificate of Incorporation, these Bylaws or the laws of the State of New York, elections for directors shall be decided by a plurality of the votes cast, and all other questions shall be decided by an affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

SECTION 2.04         SHAREHOLDERS’ LIST. A complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder who is entitled to be present at such meeting.

SECTION 2.05         QUORUM. Except as otherwise required by law, by the Certificate of Incorporation of the Corporation or by these Bylaws, the presence, in person or by proxy, of shareholders holding shares constituting a majority of the voting power of the Corporation shall constitute a quorum at all meetings of the shareholders. In case a quorum shall not be present at any meeting, a majority in interest of the shareholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those shareholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

SECTION 2.06         NOTICE OF MEETINGS. Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each shareholder entitled to vote thereat, at his or her address as it appears on the records of the Corporation, not less than ten (10) nor more than sixty (60) days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the shareholders entitled to vote thereat.

SECTION 2.07         ACTION WITHOUT MEETING. Unless otherwise provided by the Certificate of Incorporation of the Corporation, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

ARTICLE III

DIRECTORS

SECTION 3.01         NUMBER AND TERM. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors. Except as otherwise provided by the laws of the State of New York, the Certificate of Incorporation or these Bylaws, the Board of Directors shall consist of one or more members. The number of directors shall initially be three, and may thereafter be fixed from time to time by resolution of the Board of Directors. Directors shall be elected at the annual meeting of shareholders and each director shall be elected to serve until his or her successor is elected and qualified or until his or her earlier resignation or removal, except as otherwise provided herein or required by the laws of the State of New York. A director need not be a shareholder, resident of the State of New York or citizen of the United States.

SECTION 3.02         RESIGNATIONS. Any director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board of Directors, the President or the Corporate Secretary. The acceptance of a resignation shall not be necessary to make it effective.

SECTION 3.03         VACANCIES. If the office of any director becomes vacant, the remaining directors in office, though more or less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor is elected and qualified. If the office of any director becomes vacant and there are no remaining directors, the shareholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a special meeting called for such purpose, may appoint any qualified person to fill such vacancy.

SECTION 3.04         NEWLY CREATED DIRECTORSHIPS. If the number of directors is increased by action of the Board of Directors or otherwise, then the additional directors may be elected in the manner provided above for the filling of vacancies in the Board of Directors.

SECTION 3.05         REMOVAL. Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors, and the vacancy thus created may be filled by the affirmative vote of holders of shares constituting a majority of the voting power of the Corporation.

SECTION 3.06         COMMITTEES. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation.

Any such committee, to the extent provided in the resolution of the Board of Directors, or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation to the extent permitted by the laws of the State of New York, and may authorize the seal of the Corporation (if any) to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

SECTION 3.07         MEETINGS. The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the shareholders; or the time and place of such meeting may be fixed by consent of all the directors.

Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.

Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if any, or the President or by the Corporate Secretary on the written request of any director, on at least one day’s notice to each director, or such shorter period of time before the meeting as will nonetheless be sufficient for the convenient assembly of the directors so notified (except that notice to any director may be waived in writing by such director or shall be deemed waived by such director’s attendance at a meeting, except when such director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with these Bylaws) and shall be held at such place or places as may be determined by the Board of Directors, or as shall be stated in the call of the meeting.

Unless otherwise restricted by the Certificate of Incorporation of the Corporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 3.08         QUORUM. A majority of the directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation of the Corporation or these Bylaws shall require the vote of a greater number.

SECTION 3.09         COMPENSATION. Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

SECTION 3.10         ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE IV

OFFICERS

SECTION 4.01         OFFICERS. The officers of the Corporation shall be chosen by the Board of Directors. There shall be a President, a Treasurer and a Corporate Secretary, all of whom shall be elected by the Board of Directors and shall hold office until their successors are duly elected and qualified. In addition, the Board of Directors may elect such Vice Presidents, Assistant Corporate Secretaries and Assistant Treasurers as it may deem proper. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.

SECTION 4.02         CHAIRMAN OF THE BOARD. The Chairman of the Board of Directors, if any, shall preside at all meetings of the Board of Directors and shall have and perform such other duties as may be assigned to him or her by the Board of Directors. The Board of Directors, in its discretion, may designate the Chairman of the Board as an officer of the Corporation. If the Chairman of the Board of Directors is an officer, the Chairman shall have such other powers and perform such other duties (in addition to being Chairman of the Board of Directors) as may be assigned from time to time by the Board of Directors.

SECTION 4.03         PRESIDENT. Unless the Board of Directors otherwise determines, the President shall be the chief executive officer and head of the Corporation. Unless there is a Chairman of the Board of Directors, the President shall preside at all meetings of directors and shareholders. Under the supervision of the Board of Directors, the President shall have the general powers and duties of supervision and management of the Corporation’s business and affairs, subject, however, to the right of the Board of Directors to confer any specific power, except as may be by statute exclusively conferred on the President, upon any other officer or officers of the Corporation. The President shall perform and do all acts and things incident to the position of President and such other duties as may be assigned to him from time to time by the Board of Directors.

SECTION 4.04         VICE PRESIDENTS. Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board of Directors or by the President.

SECTION 4.05         TREASURER. The Treasurer shall be the Chief Financial Officer of the Corporation. He or she shall have the custody of all the funds and securities of the Corporation and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the President or other officers or agents to whom the Board of Directors may delegate such authority, taking proper vouchers for such disbursements. He or she shall render to the Board of Directors at the regular meetings of the Board of Directors, or whenever it may request, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he or she shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

SECTION 4.06         CORPORATE SECRETARY. The Corporate Secretary shall give, or cause to be given, notice of all meetings of shareholders and of the Board of Directors and all other notices required by law or by these Bylaws, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board of Directors or the President, or by the Board of Directors, upon whose request the meeting is called as provided in these Bylaws. He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the shareholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board of Directors, the Chairman of the Board of Directors or the President. He or she shall have the custody of the seal of the Corporation (if any) and shall affix the same to any instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board of Directors or the President, and attest to the same.

SECTION 4.07         ASSISTANT TREASURERS AND ASSISTANT CORPORATE SECRETARIES. Assistant Treasurers and Assistant Corporate Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.

ARTICLE V

MISCELLANEOUS

SECTION 5.01         CERTIFICATES OF STOCK. Shares of the Corporation’s stock may be certificated or uncertificated. Any or all of the signatures on any certificated shares may be by facsimile. In case any officer, transfer agent or registrar who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be an officer, transfer agent or registrar of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature shall have been used thereon had not ceased to be an officer, transfer agent or registrar of the Corporation. Certificates of stock of the Corporation, if any, shall be of such form and device as the Board of Directors may from time to time determine.

SECTION 5.02         LOST CERTIFICATES. A new certificate of stock may be issued in the place of any certificate theretofore issued by the Corporation, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such owner’s legal representatives, to give the Corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.

SECTION 5.03         TRANSFER OF SHARES. Subject to any transfer restrictions then in force, the shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates, if such certificates have been issued, shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates, if any, shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, except as expressly provided by the laws of the State of New York.

SECTION 5.04         SHAREHOLDERS RECORD DATE. In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of shareholders entitled to vote at any meeting of shareholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; (2) in the case of determination of shareholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (A) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if no notice is given, the day on which the meeting is held; (B) the record date for determining shareholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (C) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 5.05         DIVIDENDS. Subject to the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon stock of the Corporation as and when they deem appropriate. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

SECTION 5.06         SEAL. The Corporation may have a corporate seal in such form as shall be determined by resolution of the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise imprinted upon the subject document or paper.

SECTION 5.07         FISCAL YEAR. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

SECTION 5.08         CHECKS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

SECTION 5.09         NOTICE AND WAIVER OF NOTICE. Whenever any notice is required to be given under these Bylaws, personal notice is not required unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. Shareholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the Corporation or of these Bylaws, a waiver thereof, in writing and signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. In addition, the attendance of any shareholder at a meeting, whether in person or by proxy, shall constitute a waiver of notice by such shareholder, except when a shareholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VI

AMENDMENTS

These Bylaws may be altered, amended or repealed at any annual meeting of the shareholders (or at any special meeting thereof if notice of such proposed alteration, amendment or repeal to be considered is contained in the notice of such special meeting) by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation. Except as otherwise provided in the Certificate of Incorporation of the Corporation, the Board of Directors may by majority vote of those present at any such meeting at which a quorum is present alter, amend or repeal these Bylaws, or enact such other Bylaws as in their judgment may be advisable for the regulation and conduct of the affairs of the Corporation.

ARTICLE VII

Indemnification OF DIRECTORS, OFFICERS, AND OTHERS

SECTION 7.01         INDEMNIFICATION BY THE CORPORATION. The Corporation shall, to the fullest extent permitted by applicable law, indemnify any person who is or was made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by, or in the right of, the Corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation is serving or served in any capacity at the request of the Corporation, by reason of the fact that such director or officer, such director or officer’s testator or intestate, is or was a director or officer of the Corporation, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees, costs and charges) incurred as a result of such action or proceeding, or appeal therein; provided, however, that no indemnification shall be provided to any such person who is a director or officer of the Corporation if a judgment or other final adjudication adverse to such director or officer establishes that (a) such director or officer’s acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) such director or officer personally gained in fact a financial profit or other advantage to which such director or officer was not legally entitled.

SECTION 7.02         The Corporation may indemnify any person (including a person entitled to indemnification pursuant to Section 7.01) to whom the Corporation is permitted to provide indemnification or the advancement of expenses to the fullest extent permitted by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (a) a resolution of shareholders, (b) a resolution of directors, or (c) an agreement providing for such indemnification, it being expressly intended that this Article VII authorizes the creation of other rights in any such manner.

SECTION 7.03         The Corporation shall, from time to time, reimburse or advance to any person referred to in Section 7.01 the funds necessary for payment of expenses incurred in connection with any action or proceeding referred to in Section 7.01, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that (a) the person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) the person personally gained in fact a financial profit or other advantage to which the person was not legally entitled.

SECTION 7.04         Without limitation of any indemnification provided by Section 1, any director or officer of the Corporation serving (a) another corporation, partnership, joint venture or trust of which 20 percent or more of the voting power or residual economic interest is held, directly or indirectly, by the Corporation, or (b) any employee benefit plan of the Corporation or any entity referred to in clause (a), in any capacity shall be deemed to be doing so at the request of the Corporation.

SECTION 7.05         Any person entitled to be indemnified or to the reimbursement or advancement of expenses as a matter of right pursuant to this Article IX may elect to have the right to indemnification (or advancement of expenses) interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time indemnification is sought.

SECTION 7.06         The right to be indemnified or to the reimbursement or advancement of expenses pursuant to Sections 7.01 or 7.03 of this Article VII or a resolution authorized pursuant to Section 7.02 of this Article VII (a) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof (or of any such resolution) were set forth in a separate written contract between the Corporation and such person, (b) is intended to be retroactive and shall, to the extent permitted by law, be available with respect to events occurring prior to the adoption hereof, and (c) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto. The Corporation shall not be obligated under this Article VII (including any resolution or agreement authorized by Section 7.02 of this Article VII) to make any payment hereunder (or under any such resolution or agreement) to the extent the person seeking indemnification hereunder (or under any such resolution or agreement) has actually received payment (under any insurance policy, resolution, agreement or otherwise) of the amounts otherwise indemnifiable hereunder (or under any such resolution or agreement).

SECTION 7.07         If a request to be indemnified or for the reimbursement or advancement of expenses pursuant to Sections 7.01 or 7.03 of this Article VII is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of, or reimbursement or advancement of expenses to, the claimant is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.